$300,000,000

REVOLVING CREDIT AGREEMENT


dated as of December 10, 2001


between


FIDELITY INVESTORS LIMITED PARTNERSHIP,
FIDELITY INVESTORS II LIMITED PARTNERSHIP,
FIDELITY INVESTORS III LIMITED PARTNERSHIP,
FIDELITY INVESTORS IV LIMITED PARTNERSHIP,
FIDELITY SEAPORT LIMITED PARTNERSHIP,
GEODE CAPITAL MANAGEMENT, LLC,
GEODE INVESTORS LLC, and
Certain Series of Limited Liability Company Interests in Geode Investors
LLC
Denominated LS1, LS2, LS3, LS4, GARNET, JADE, JASPER, GC2 and
GC3,
as Borrowers

THE LENDERS REFERRED TO HEREIN,
as Lenders

FLEET NATIONAL BANK,
as Agent
DEUTSCHE BANK AG,
as Syndication Agent
THE CHASE MANHATTAN BANK and
TORONTO DOMINION (TEXAS), INC.,
as Co-Documentation Agents

FLEET SECURITIES, INC.,
as Arranger





This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.


TABLE OF CONTENTS


ARTICLE I          DEFINITIONS AND ACCOUNTING TERMS                         1
Section 1.01.        Certain Defined Terms                                  1
Section 1.02.        Other Definitional and Interpretive Provisions        18
Section 1.03.        Accounting Terms; GAAP                                19
ARTICLE II         AMOUNTS AND TERMS OF THE ADVANCES                       19
Section 2.01.        Loans, Etc.                                           19
Section 2.02.        Making the Revolving Credit Loans                     20
Section 2.03.        Fees                                                  22
Section 2.04.        Repayment; Evidence of Debt                           22
Section 2.05.        Termination or Reduction of the Commitments           23
Section 2.06.        Conversion of Loans                                   23
Section 2.07.        Prepayments                                           23
Section 2.08.        Interest                                              24
Section 2.09.        Increased Costs, Illegality, Etc.                     25
Section 2.10.        Payments and Computations                             27
Section 2.11.        Taxes                                                 28
Section 2.12.        Sharing of Payments, Etc.                             30
Section 2.13.        Replacement of Lender                                 31
Section 2.14.        Interest Rate Determination                           31
Section 2.15.        Increase in Commitments                               32
Section 2.16.        Extension of Commitment Termination Date              33
Section 2.17.        Borrowings in Sterling                                35
ARTICLE III        REPRESENTATIONS AND WARRANTIES                          37
Section 3.01.        Organization; Powers                                  37
Section 3.02.        Authorization; Enforceability                         37
Section 3.03.        Governmental Approvals; No Conflicts                  37
Section 3.04.        Financial Condition; No Material Adverse Change       37
Section 3.05.        Litigation                                            38
Section 3.06.        Compliance with Laws and Agreements                   38
Section 3.07.        Investment Company Act                                38
Section 3.08.        Taxes                                                 38
Section 3.09.        ERISA                                                 38
Section 3.10.        Disclosure                                            39
Section 3.11.        Holding Company Status                                39
Section 3.12.        Subsidiaries                                          39
ARTICLE IV         CONDITIONS OF LENDING                                   39
Section 4.01.        Conditions to Initial Loans                           39
Section 4.02.        Conditions to Each Borrowing                          41
ARTICLE V          AFFIRMATIVE COVENANTS                                   41
Section 5.01.        Financial Statements and Other Information            41
Section 5.02.        Notices of Material Events                            42
Section 5.03.        Existence; Conduct of Business                        42
Section 5.04.        Payment of Obligations                                43
Section 5.05.        Maintenance of Insurance                              43
Section 5.06.        Books and Records                                     43
Section 5.07.        Compliance with Laws and Material Contractual
                     Obligations                                           43
Section 5.08.        Use of Proceeds                                       43
Section 5.09.        Maintenance of Properties, Etc                        43
ARTICLE VI         NEGATIVE COVENANTS                                      44
Section 6.01.        Fundamental Changes                                   44
Section 6.02.        Other Indebtedness of the Borrowers.                  44
Section 6.03.        Modifications of Certain Documents.                   45
ARTICLE VII        EVENTS OF DEFAULT AND ACCELERATION EVENTS               45
Section 7.01.        Events of Default                                     45
Section 7.02.        Acceleration Events                                   47
ARTICLE VIII       THE ADMINISTRATIVE AGENT                                48
Section 8.01.        Authorization and Action                              48
Section 8.02.        Reliance, Etc                                         48
Section 8.03.        Fleet and Affiliates                                  49
Section 8.04.        Lender Credit Decision                                49
Section 8.05.        Indemnification                                       49
Section 8.06.        Successor Agent                                       49
ARTICLE IX         MISCELLANEOUS                                           50
Section 9.01.        Notices, Etc                                          50
Section 9.02.        Waivers; Amendments                                   50
Section 9.03.        Expenses; Indemnity; Damage Waiver                    51
Section 9.04.        Assignments and Participations                        52
Section 9.05.        Survival                                              55
Section 9.06.        Counterparts; Integration; Effectiveness              55
Section 9.07.        Severability                                          55
Section 9.08.        Right of Setoff                                       56
Section 9.09.        Governing Law; Jurisdiction; Etc.                     56
Section 9.10.        WAIVER OF JURY TRIAL                                  57
Section 9.11.        Confidentiality                                       57
Section 9.12.        Representations by Agent and the Lenders              58
Section 9.13.        Judgment                                              58
Section 9.14.        Obligations of Geode Series and Geode Investors       58



SCHEDULE 1        Commitments
SCHEDULE 2        Disclosed Matters
SCHEDULE 3.04        Real Estate Mortgages
SCHEDULE 3.12        Subsidiaries


EXHIBIT A        Form of Revolving Credit Note
EXHIBIT B        Form of Notice of Borrowing
EXHIBIT B-1        Form of Prepayment Notice for Revolving Credit
Loans
EXHIBIT C        Form of Compliance Certificate
EXHIBIT D-1        Form of Opinion of Counsel for the Borrower
EXHIBIT D-2        Form of Opinion of General Counsel of the
Guarantor
EXHIBIT E        Form of Assignment and Acceptance
EXHIBIT F        Executive Shares Plans
EXHIBIT G        Junior Subordination Terms


REVOLVING CREDIT AGREEMENT
REVOLVING CREDIT AGREEMENT dated as of December 10,
2001 between FIDELITY INVESTORS LIMITED PARTNERSHIP, a
Delaware limited partnership, FIDELITY INVESTORS II LIMITED
PARTNERSHIP, a Delaware limited partnership, FIDELITY INVESTORS
III LIMITED PARTNERSHIP, a Delaware limited partnership, FIDELITY
INVESTORS IV LIMITED PARTNERSHIP, a Delaware limited partnership, FIDELITY SEAPORT LIMITED PARTNERSHIP, a Delaware limited partnership, (collectively, the "Partnerships"), and GEODE
CAPITAL MANAGEMENT, LLC, a Delaware limited liability company
("Geode Management"), GEODE INVESTORS LLC, a Delaware series limited liability company ("Geode Investors"), and certain series of limited liability company interests in Geode Investors comprised of LS1, LS2, LS3, LS4, Garnet, Jade, Jasper, GC2 and GC3 (each a "Series" and collectively, the "Geode Series") (the Partnerships, Geode Management, Geode
Investors and each Series is each a "Borrower" and collectively, the "Borrowers"), each of the banks and other financial institutions whose signatures appear at the end of this Agreement under the heading "INITIAL LENDERS" (each individually, an "Initial Lender" and collectively, the "Initial Lenders") and FLEET NATIONAL BANK, as administrative agent for the Lenders (together with its successors in such capacity, the "Agent"). Each of the Borrowers has requested that the Lenders make advances to the Borrowers in an aggregate principal amount up to but not exceeding $300,000,000 for the general corporate purposes, including temporary liquidity needs, of such Borrowers. The Lenders are willing to make such advances upon the terms and conditions hereof and, accordingly, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01. Certain Defined Terms. The following terms shall have the meanings respectively assigned to them below in this Section
1.01 or in the provisions of this Agreement referred to below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
"Acceleration Event" means an event described in Section 7.02;
provided that for purposes other than Sections 2.08(b) and 9.08, an "Acceleration Event" means any event or condition which constitutes an Acceleration Event as described in Section 7.02 or which upon notice, lapse of time or both would, unless cured or waived, become an Acceleration
Event (as so defined).
"Additional Commitment Lender" has the meaning specified in
Section 2.19(d).
"Additional Lender" has the meaning specified in Section 2.18.
"Agent" has the meaning specified in the preamble to this Agreement.
"Agent's Accounts" means an account or accounts designated by the Agent in a notice to a Borrower and the Lenders.
"Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Agent.
"Affected Lender" has the meaning specified in Section 2.13(a).
"Affiliate" means, with respect to a specified Person, another
Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Agreement" means this Revolving Credit Agreement, together with all Exhibits and Schedules hereto, as originally executed, or if amended or supplemented from time to time, as so amended or supplemented.
"Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office (in the case of a Federal Funds
Rate Loan or a Base Rate Loan), and such Lender's LIBOR Lending Office
(in the case of a LIBOR Rate Loan).
"Applicable Rate" means,
(a)        for any day, with respect to any Base Rate
Loans, 0% per annum;
(b)        for any day, with respect to any Federal Funds
Rate Loans, 0.21% per annum; and
(c)        for any day, with respect to any LIBOR Rate
Loans constituting a Revolving Credit Loan, 0.21% per annum, and with respect to any LIBOR Rate Loan constituting a Term Loan, 0.275% per annum.
"Arranger" means Fleet Securities, Inc., in its capacity as Arranger.
"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Agent, in accordance with Section 9.04 and in substantially the form of Exhibit E.
"Base Rate" means for any day, the rate per annum equal to the higher of (i) the variable per annum rate of interest announced from time to time by Fleet at its Head Office, as its "Base Rate", or (ii) the Federal Funds Effective Rate plus 1/2 of 1% for such date (rounded upwards, if necessary, to the next 1/8 of 1%). The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.
Any change in the Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or Federal Funds Effective Rate. Changes in the
Base Rate shall take place without notice of any kind.
"Base Rate Loan" means a Loan denominated in Dollars that bears interest as provided in Section 2.08(a)(i).
"Borrower" has the meaning specified in the preamble to this Agreement.
"Borrowing" means a Revolving Credit Borrowing or a Term
Borrowing.
"Borrowings" means, collectively, Revolving Credit Borrowings and Term Borrowings.
"Business Day" means a day on which banks are not required or authorized to close in Boston, Massachusetts and, if the applicable Business
Day relates to any LIBOR Rate Loans, on which dealings are carried on in the London interbank market.
"Capital Base" means, as at any date, the sum of (a) Net Asset
Value of the Guarantor and its Restricted Subsidiaries as at such date plus
(b) the aggregate outstanding principal balance of all Junior Subordinated
Debt as at such date so long as such Junior Subordinated Debt is junior in right of payment to the obligations of the Guarantor under the FMR
Guaranty.
"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
"Capital Stock" means, as to any Person, any and all shares, interests, partnership interests, limited liability company interests, participations, membership, trust and other interests, rights in or other equivalents (however designated) of such Person's equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity. "Change in Control" means an event which results in less than 51% of the voting Capital Stock of the Guarantor being held by one or more of (a) Edward C. Johnson 3d, (b) members of his Immediate Family, (c) any senior management officer or director of the Guarantor or any of its Subsidiaries or a Person who would be an "executive officer" of the Guarantor under Rule 3b-7 under the Securities Exchange Act of 1934 who has held a management or director position with the Guarantor or any of its Subsidiaries for at least three years, or (d) trusts, limited liability companies, partnerships or other entities for the benefit of, or controlled by, any Person(s) referred to in the foregoing clauses (a), (b) or (c). The term "Immediate Family" means, with respect to any Person, his or her spouse, parents, brothers, sisters, children (natural and adopted) and their spouses, stepchildren, grandchildren and grandparents, parents in law, brothers and sisters in law, nephews and nieces.
 "Closing Date" means the date on which the Agent notifies the Borrowers and the Lenders that the conditions precedent set forth in Section
4.01 have been satisfied.
"Code" means the Internal Revenue Code of 1986, as amended from time to time.
"Commission" means the Securities and Exchange Commission and any other similar or successor agency of the United States government administering the Investment Company Act.
"Commitment" means, as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrowers in an aggregate principal amount in Dollars (or the Equivalent thereof in Sterling) set forth opposite its name on Schedule 1 (or in the document pursuant to which any Additional Lender becomes a Lender hereunder), as the same may be reduced pursuant to Section 2.05, increased pursuant to Section 2.16 or increased or reduced pursuant to assignments effected in accordance with
Section 9.04. The initial aggregate amount of the Commitments is $300,000,000 (or the Equivalent thereof in Sterling).
"Commitment Termination Date" means December 10, 2002 or, in the case of any Lender whose Commitment is extended pursuant to Section
2.16, the date to which such Commitment is extended, unless the Commitments are terminated in whole pursuant to Section 2.05 or Article
VII on an earlier date, then on such date; provided in each case that if any such date is not a Business Day, the relevant Commitment Termination
Date of such Lender shall be the immediately preceding Business Day.
When the term "Commitment Termination Date" is used herein without reference to any particular Lender, such term shall, in such instance, be deemed to be a reference to the latest Commitment Termination Date of any of the Lenders then in effect hereunder.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling", "Controlled", and "under common control with" have meanings correlative thereto.
"Convert", "Conversion" and "Converted" each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to
Section 2.06.
"Default" means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
"Delaware Act" means the Delaware Limited Liability Company
Act, 6 Del. C. sec. 18-101, et seq., as amended from time to time, and any legislative enactment which may replace or supersede such Act.
"Designated Significant Subsidiary" means, as of any date, each Restricted Subsidiary which has been designated as a "Designated
Significant Subsidiary" in accordance with the terms of the FMR Guaranty. "Disclosed Matters" means the actions, suits and proceedings disclosed in Schedule 2.
"Dollars" and "$" means lawful money of the United States.
"Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" in the Administrative Questionnaire of such Lender or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.
"Eligible Assignee" means any bank or other entity; provided that for purposes of this definition, "Eligible Assignee" shall not include any Person (including any subsidiary of any bank or other entity) whose business consists substantially of the management of financial assets (other than commercial loans) or the provision of securities brokerage services. "Entitled Person" has the meaning specified in Section 9.13.
"Environmental Law" means any federal, state or local governmental law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health, safety or hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the
Resource Conservation and Recovery Act, the Hazardous Materials
Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the
Occupational Safety and Health Act, in each case, as amended from time to time.
"Equivalent" in Dollars of Sterling on any date means the Equivalent in Dollars of Sterling determined by using the quoted spot rate at which Fleet's principal office in London offers to exchange Dollars for Sterling in London at 11:00 a.m. (London time) two Business Days prior to such date, and the "Equivalent" in Sterling of Dollars means the equivalent in Sterling of Dollars determined by using the quoted spot rate at which Fleet's principal office in London offers to exchange Sterling for Dollars in London at 11:00 a.m. (London time) two Business Days prior to such date.
Each determination required for the purposes of the Loan Documents shall be made by the Agent and shall (save for manifest error) be conclusive and binding on the parties hereto.
"ERISA" means the Employee Retirement Income Security Act of
1974, as amended from time to time.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Guarantor or any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
"ERISA Event" means, with respect to the Guarantor or any Borrower, (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived;
(c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Borrower, the Guarantor or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Guarantor, any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Guarantor or Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or
(g) the receipt by the Guarantor, a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Guarantor, a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
"Events of Default" has the meaning specified in Section 7.01.
"Excluded Period" means, with respect to any additional amount payable under Section 2.09(a) or 2.09(b), the period ending 90 days prior to the applicable Lender's delivery of a certificate referenced in Section
2.09(a) or 2.09(b), as applicable, with respect to such additional amount. "Executive Shares Plan" means, collectively, the 2001
Performance Options-Equity Plan and the 2001 Variable Rate Preferred
Plan, each attached as Exhibit F hereto, and other equivalent plans.
"Existing Commitment Termination Date" has the meaning specified in Section 2.16(a).
"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
"Federal Funds Rate" means, for any day, a fluctuating rate per annum equal to the rate appearing on Page 5 of the Telerate Service as the "Federal Funds Ask Rate" (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to overnight Federal funds) at or about 9:30 a.m. (Boston time) on such day. The Agent will confirm the "Federal Funds Rate" to the Lenders by 2:00 p.m. (Boston time) on the date a Federal Funds Rate Loan is made and on each Business Day on which such Loan remains outstanding. In the event that such rate is not available for any Borrowing at such time for any reason, then the "Federal
Funds Rate" with respect to such Borrowing shall be the average of the respective rates notified to the Agent, upon request by the Agent, by each Reference Bank as the rates at which such Reference Bank is offered overnight Federal funds at or about the rate setting time for such Borrowing (notified to each such Reference Bank by the Agent) by three Federal funds brokers selected by each such Reference Bank. In either case, from and after the date any Federal Funds Rate Loan is made, and for so long as such Loan remains outstanding, the "Federal Funds Rate" shall be reset on a daily basis in accordance with the above procedures.
"Federal Funds Rate Loan" means a Loan denominated in Dollars that bears interest as provided in Section 2.08(a)(ii).
"Federal Funds Rate Loan Maturity Date" has the meaning specified in Section 2.02(a)(8).
"Financial Officer" means, with respect to any Borrower or the Guarantor, the chief financial officer, principal accounting officer, treasurer or controller, or other authorized representative whose primary responsibilities extend to accounting matters of such Borrower or the Guarantor, as applicable.
"Final Maturity Date" has the meaning set forth in Section 2.04(b).
"Fleet" means Fleet National Bank, a national banking association.
"FMR Co." means Fidelity Management & Research Company, a
Massachusetts corporation.
"FMR Guaranty" means the Guaranty of the Guarantor dated as of the date hereof, pursuant to which the Guarantor has guaranteed the payment and performance of the Obligations, as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time.
"GAAP" means generally accepted accounting principles in the United States as in effect from time to time.
"General Partner" means Fidelity Investors Management, LLC, a
Delaware limited liability company, the General Partner of each of the Partnerships.
"Geode Investors" has the meaning specified in the preamble to this Agreement.
"Geode Management" has the meaning specified in the preamble to this Agreement.
"Geode Series" means certain series of interests in Geode
Investors, comprised of LS1, LS2, LS3, LS4, Garnet, Jade, Jasper, GC2, and GC3.
"Governmental Authority" means the government of the United
States, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof or (c) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
"Guarantor" means FMR Corp., a Delaware corporation.
"Head Office" means the office of the Agent in Boston, Massachusetts, which on the date hereof is located at 100 Federal Street, Boston, Massachusetts 02110.
"Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency rate or commodity price hedging arrangement.
"Increased Commitment Date" has the meaning specified in
Section 2.15.
"Increased Commitment Deficit Amount" has the meaning specified in Section 2.15.
"Increasing Commitment Lender" has the meaning specified in
Section 2.15.
"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and excluding any obligation to pay for portfolio securities or other financial instruments within standard settlement periods or on a when issued or delayed delivery basis), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
"Indemnitee" has the meaning specified in Section 9.03(b).
"Information Memorandum" means the Confidential Information
Memorandum dated October, 2001 prepared in connection with the syndication of the Commitments under this Agreement.
"Interbank Offered Rate" means, for any Interest Period for each LIBOR Rate Loan comprising part of the same Borrowing, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Telerate Service or, if none, the equivalent to such Service provided by Bloomberg providing rate quotations comparable to those currently provided on such page of such Telerate Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar or Sterling deposits, as the case may be, in the London interbank market) at approximately 11:00 a.m.
(London time), two Business Days prior to the commencement of such Interest Period, as the rate for Dollar or Sterling deposits, as the case may be, with a maturity comparable to such Interest Period; provided that, in the event that such rate is not available at such time for any reason, then the Interbank Offered Rate for such Interest Period shall be the rate per annum equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the respective rates notified to the Agent, upon request by the Agent, by each Reference Bank as the rate at which Dollar or Sterling deposits, as the case may be, are offered to such Reference Bank by prime banks in the London interbank eurodollar market at or about 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period in an amount approximately equal to $5,000,000.
"Interest Period" means, for each LIBOR Rate Loan comprising part of the same Borrowing, the period commencing on the date of such LIBOR Rate Loan or the date of the Conversion of any Base Rate Loan or Federal Funds Rate Loan into such LIBOR Rate Loan and ending on the last day of the period selected by a Borrower pursuant to the provisions below and, thereafter, with respect to any such LIBOR Rate Loan, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by a Borrower pursuant to the provisions below. The duration of each such Interest Period shall be seven days, one (1) month, two (2) months, three (3) months or six (6) months, as a Borrower may, in the case of any LIBOR
Rate Loan, upon notice received by the Agent not later than 11:00 a.m.
(Boston time) on the third Business Day prior to the first day of such Interest Period, select; provided that:
(a) a Borrower may not select any Interest Period for any Revolving Credit Borrowing that ends after the Commitment
Termination Date, and may not select any Interest Period for any Term
Borrowing that ends after the Final Maturity Date;
(b) Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same Borrowing shall be of the same duration;
(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding
Business Day; provided that, in the case of any Interest Period for a LIBOR
Rate Loan, if such extension would cause the last day of such Interest
Period to occur in the next succeeding calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
"Investment Advisory Subsidiary" means, as of any date, each Subsidiary of the Guarantor designated as an "Investment Advisory
Subsidiary" in accordance with the terms of the FMR Guaranty.
"Investment Company" means any "investment company" within the meaning of, and registered under, the Investment Company Act.
"Investment Company Act" means the Investment Company Act of 1940, as amended from time to time.
"Junior Subordinated Debt" means the Series B Subordinated
Debentures due December 31, 2008, the Series C Subordinated Debentures due December 31, 2009, the Series D Subordinated Debentures due
December 31, 2011, the Series E Subordinated Debentures due December
31, 2020, the Series F Subordinated Debentures due December 31, 2020, the Series G Subordinated Debentures due December 31, 2022, the Series H Subordinated Debentures due December 31, 2019, the Series I Subordinated Debentures due December 31, 2020, the Series J Subordinated Debentures due December 31, 2021, the Series K Subordinated Debentures due
December 31, 2022, the Series L Subordinated Debentures due December
31, 2023, the Series M Subordinated Debentures due December 31, 2024, the Series N Subordinated Debentures due December 31, 2025, the Junior Subordinated Debentures due 2001 and the Junior Subordinated Debentures due 2004-2007, in each case of the Guarantor, and such other liabilities of the Guarantor and its Restricted Subsidiaries from time to time owing to any of the following: (a) an individual who is a current, prospective or former director, officer or employee of the Guarantor and its Subsidiaries,
(b) an individual who is a professional advisor or consultant to the Guarantor and its Subsidiaries, (c) a family member by blood, marriage or adoption of any Person described in clause (a) or (b) immediately above, (d) any trust, partnership, corporation, or other entity in which the Persons described in clauses (a), (b) and/or (c) immediately above are the holders of the majority of either the voting or beneficial interests of such entity, (e) any organization qualifying under Section 501(c)(3) of the Code, (f) any private foundation qualifying under Section 509 of the Code, (g) any business entity with which the Guarantor or any of its Subsidiaries has a beneficial business relationship, and (h) any Person not described in any of clauses (a) through (g) but only to the extent that the aggregate principal amount of such Indebtedness held by such Persons described in clause (g) and this clause (h) does not exceed 30% of the aggregate principal amount of all Junior Subordinated Debt; provided that such Subordinated
Debentures, and such other liabilities owing to Persons described in the foregoing clauses (a) through (h), are unsecured and subordinated to the Obligations and all other Indebtedness which is itself not expressly subordinated in right of payment to any other Indebtedness on terms substantially identical to the Junior Subordination Terms.
"Junior Subordination Terms" means the terms of subordination set forth in Exhibit G.
"Lenders" means, collectively, the Initial Lenders, the Additional
Lenders and each other Eligible Assignee that acquires the rights and obligations of a Lender hereunder pursuant to Section 9.04.
"Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Lending Office" in the Administrative Questionnaire of such Lender or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Agent.
"LIBOR Lending Office" means, with respect to any Lender, the office of such Lender specified as its "LIBOR Lending Office" in the Administrative Questionnaire of such Lender or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.
"LIBOR Rate" means, for any Interest Period for each LIBOR
Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Interbank
Offered Rate for such LIBOR Rate Loan by (b) a percentage equal to 100% minus the Reserve Percentage for such Interest Period.
"LIBOR Rate Loan" means an Loan that bears interest as provided in Section 2.08(a)(iii).
"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
"Loan Documents" means, collectively, this Agreement, the Notes, the FMR Guaranty, and any other instruments or agreements executed and delivered by the parties in connection with the transactions contemplated by this Agreement.
"Loans" means, collectively, the Revolving Credit Loans and the Term Loans.
"Managing Member" means, (a) with respect to Geode
Management, Fidelity Investors III Limited Partnership as managing member, (b) with respect to Geode Investors, Geode Management as managing member and (c) with respect to each of the Geode Series, Geode Management as managing member of Geode Investors.
"Margin Stock" has the meaning specified in Regulations U and X.
"Material Adverse Effect" means, with respect to any Borrower or the Guarantor, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties, or prospects of the Guarantor or the Borrowers taken as a whole, (b) the enforceability of the Loan Documents, or the rights and remedies of the Agent or any Lender under the Loan Documents or (c) the ability of such Borrower or the Guarantor, as applicable, to pay and perform its obligations under this Agreement or the FMR Guaranty, as the case may be.
"Material Indebtedness" means, on any date, with respect to the Guarantor or any Borrower: (a) all Subject Debt (other than Indebtedness under this Agreement) and (b) the net termination obligations in respect of one or more Hedging Agreements (calculated as if such Hedging
Agreements were terminated as of such date), if on such date the aggregate outstanding principal amount of any such Indebtedness exceeds (i) in the case of the Guarantor, $75,000,000 and (ii) in the case of any Borrower, 15% of its total assets.
"Moody's" means Moody's Investors Service, Inc., or any successor thereto.
"Moody's Rating" means, at any time, the then current rating by Moody's (including the failure to rate) of the Guarantor's senior, unsecured, long-term indebtedness for money borrowed that is not guaranteed by any other Person or subject to any other credit enhancement.
"Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.
"Net Asset Value" means, as of any date and with respect to the Guarantor and any one or more of its Subsidiaries (in each case determined on a consolidated basis without duplication, in accordance with GAAP), the sum of (a) the total of all assets which in accordance with GAAP should appear on the asset side of the consolidated balance sheet of the Guarantor and such Subsidiaries minus (b) the amount of all assets on such balance sheet (including, without limitation, goodwill) which should be treated as intangibles under GAAP minus (c) all liabilities and obligations contingent or otherwise, which in accordance with GAAP should be reflected on such balance sheet, all subject to the following adjustments:
(i)        securities, other than Capital Stock of
Subsidiaries, in which a quoted market exists shall be taken at market values on the date as of which Net Asset
Value shall be determined; securities, other than Capital
Stock of Subsidiaries, in which a quoted market does not exist shall be taken at their cost to the Guarantor less subsequent adjustments, if any, as shown by its books of account or at such value determined in accordance with
Section 6.04; and the equity investment by the Guarantor or any Subsidiary in any other Subsidiary shall not be taken into account in determining Net Asset Value;
(ii)        real estate (including land and
buildings) shall be taken at book value or at such value determined in accordance with Section 6.04;
(iii)        without duplication, there shall be
deducted from or added to Net Asset Value such reserves for contingencies and undetermined liabilities (other than any liabilities arising under the Guarantor's Certificate of Incorporation, as in effect as of the date hereof), including tax liabilities (benefits) which would arise from possible realization by the Guarantor and such Subsidiaries of then existing unrealized gains (losses) on securities valued above cost as permitted by clause (i) of this definition or real estate valued above book value as permitted by clause (ii) of this definition; and
(iv)        the obligations of the Guarantor in
connection with the Executive Shares Plan shall not be treated as liabilities of the Guarantor except to the extent that the "Net Asset Value" (as such term is defined in the Executive Shares Plan) per share of any Executive Shares is less than the respective original issue price.
"Non-Extending Lender" has the meaning set forth in Section
2.16(b).
"Non-recourse Debt" means, with respect to any Borrower or the Guarantor and its Restricted Subsidiaries, all liabilities thereof incurred to finance the acquisition of property which is subject to a lease, mortgage or security agreement which provides for payments sufficient to pay the entire principal, premium and interest on such liability, and which liability is payable solely out of the assets specifically encumbered and not out of other assets of such Borrower or the Guarantor or any of its Restricted
Subsidiaries, as applicable.
"Notice Date" has the meaning set forth in Section 2.16(b).
"Notice of Borrowing" has the meaning set forth in
Section 2.02(a).
"Obligations" All indebtedness, obligations and liabilities of the Borrowers and the Guarantor to the Agent, the Lenders existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise under or in connection with this Agreement or in respect of the Loans, the Notes, the FMR Guaranty or the other Loan Documents.
"Ordinary Course Debt" means with respect to any Person, its liabilities incurred in the ordinary course, including (a) liabilities in respect of certificates of deposit, (b) any agreement entered into in the ordinary course of business to purchase or repurchase securities, (c) trade payables, (d) margin debt and stock loan debt and (e) liabilities incurred to fund contingent deferred sales commissions; provided that in any event
"Ordinary Course Debt" shall not include liabilities incurred in connection with acquisitions
"Original Dollar Amount" means:
(a) with respect to any Loan made in Dollars, the original amount thereof; and
(b) in respect of any Loan made in Sterling, the Equivalent in Dollars of Sterling of the original amount of such Loan, advance or payment as of the date of the making thereof, reduced, however, in any case by the amount of such Loan which shall have been repaid or prepaid.
"Other Restricted Subsidiary" means, as of any date, each Subsidiary of the Guarantor designated as an "Other Restricted Subsidiary" in accordance with the terms of the FMR Guaranty.
"Other Taxes" has the meaning specified in Section 2.11(b).
"Participant" has the meaning specified in Section 9.04(e).
"Partnerships" has the meaning specified in the recital.
"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
"Permitted Liens" means, collectively:
(a)        carriers', warehousemen's, mechanics',
materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with
Section 13(d) of the FMR Guaranty;
(b) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance, social security and other similar laws or regulations;
(c) deposits and pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of a like nature arising in the ordinary course of business;
(d) judgment liens in respect of judgments that do not constitute an Event of Default under paragraph (k) of Section 7.01; and
(e) zoning ordinances, easements, rights-of-way, minor defects, irregularities and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Guarantor.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or
Section 412 of the Code or Section 302 of ERISA, and in respect of which the Guarantor, any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.
"Pro Rata Basis" means, (i) with respect to the allocation of commitment fees, a pro rata allocation calculated on the Quarterly Date on which such fee is payable or the Commitment Termination Date, as applicable, and, on any date of determination with respect to each Borrower, based on the percentage that such Borrower's outstanding Loans on such date represents of the aggregate Loans outstanding to all of the Borrowers on such date and (ii) with respect to the allocation of fees, expenses, indemnities or other amounts owed by the Borrowers to the Agent or the Lenders from time to time, a pro rata allocation on any date of determination with respect to each Borrower, based on the percentage that such Borrower's outstanding Loans on such date represents of the aggregate
Loans outstanding to all of the Borrowers on such date; provided that in either case, if no Loans are outstanding on such date, such fees or amounts shall be allocated equally among all Borrowers.
"Quarterly Dates" means March 31, June 30, September 30 and
December 31 in each year, the first of which shall be the first such day after the Closing Date; provided that, if any such day is not a Business Day, the relevant Quarterly Date shall be the immediately preceding Business Day. "Reference Banks" means Fleet and Deutsche Bank AG (or their respective applicable lending offices, as the case may be).
"Register" has the meaning specified in Section 9.04(c).
"Regulation U" and "Regulation X" mean Regulation U and X of the Board of Governors of the Federal Reserve System, respectively, as in effect from time to time.
"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.
"Replacement Lender" has the meaning specified in Section
2.13(a).
"Reported Net Asset Value" means, with respect to the Guarantor and any one or more of its Subsidiaries, as of any date of determination thereof, the Net Asset Value of the Guarantor and such Subsidiaries as of the fiscal quarter most recently ended prior to such date in respect of which the certificate referred to in Section 13(a)(iii) of the FMR Guaranty shall have been delivered.
"Reported Net Income" means, with respect to any Person or group of Persons, as of any date of determination thereof, the net income before income taxes and extraordinary items of such Person or group of Persons, as the case may be, determined on a consolidated basis, without duplication, in accordance with GAAP, for the four consecutive fiscal quarter period most recently ended prior to such date in respect of which the certificate referred to in Section 13(a)(iii) of the FMR Guaranty shall have been delivered.
"Required Lenders" means, at any time, Lenders to which greater than 50% of the aggregate principal amount of the Loans is owing or, if no Loan is outstanding, the Lenders which together have Commitments aggregating greater than 50% of the total Commitments.
"Reserve Percentage" means, for any Interest Period for each LIBOR Rate Loan comprising part of the same Borrowing, the reserve percentage (if any) applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" as that term is defined in such regulations (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined) having a term equal to such Interest Period.
"Responsible Officer" means any authorized representative and any other officer of a Borrower, or the Guarantor, as the case may be, with responsibility for the administration of the relevant portion of this Agreement, or the FMR Guaranty, as the case may be.
"Restricted Payment" means (a) the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of any Person other than dividends payable solely in shares of common stock of such Person, or (b) the purchase, redemption or retirement of any shares of any class of Capital Stock of any Person or of warrants, rights or other options to purchase any shares of Capital Stock of such Person or of any participating interest factor relating to any Capital Stock or liability of such Person, in any such case directly or indirectly, through a Subsidiary of such Person or otherwise, other than for consideration consisting solely of shares of any class of Capital Stock of such Person, (c) the return of capital by any Person to its shareholders as such, or (d) any other distribution in or in respect of any shares of any class of Capital Stock of such Person. "Restricted Subsidiary" means, as of any date, (a) FMR Co., (b) each Investment Advisory Subsidiary as of such date, and (c) each Other Restricted Subsidiary as of such date.
"Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type made by the Lenders pursuant to Section 2.01, or Converted pursuant to Section 2.06. "Revolving Credit Loans" has the meaning specified in Section
2.01(a).
"S&P" means Standard & Poor's Ratings Group, a division of
McGraw-Hill, Inc., or any successor thereto.
"S&P Rating" means, at any time, the then current rating by S&P
(including the failure to rate) of the Guarantor's senior, unsecured, long-term indebtedness for money borrowed that is not guaranteed by any other
Person or subject to any other credit enhancement.
"SEC" means the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.
"Second Currency" has the meaning specified in Section 9.13.
"Security" means a "security" as defined in Section 2(1) of the Securities Act of 1933, as amended.
"Series" means a designated series of interests in a limited liability company organized under Delaware law having, under sec.18-215 of the Delaware Act, separate rights, powers or duties with respect to specified property or obligations of such limited liability company.
"Short Term Indebtedness" means, with respect to the Guarantor and its Restricted Subsidiaries, or any Borrower, as of any date, all Indebtedness (including any current portion thereof) of the Guarantor and its Restricted Subsidiaries, or such Borrower, as applicable, which by its terms matures in one year or less from such date.
"Significant Subsidiary" means (a) FMR Co., (b) each Investment
Advisory Subsidiary, (c) as of any date, each Designated Significant
Subsidiary as of such date, and (d) as of any date, any other Subsidiary of the Guarantor which meets any of the following conditions as of the fiscal quarter ending on or most recently ended prior to such date:
(i)        the investments, recorded on the equity
method of accounting, of the Guarantor and its Subsidiaries in such Subsidiary exceeds in the aggregate
10% of the Net Asset Value of the Guarantor and all of its Subsidiaries; or
(ii)        the equity of the Guarantor and its
Subsidiaries in the income before income taxes and extraordinary items of such Subsidiary exceeds 10% of such income of the Guarantor and all of its Subsidiaries
(determined on a consolidated basis without duplication in accordance with GAAP) for the four fiscal quarters ending on or most recently ended prior to such date.
The conditions in the foregoing clauses (i) and (ii) shall be applied based upon the certificate most recently delivered pursuant to Section 11 of the FMR Guaranty.
"Specified Currency" has the meaning specified in Section 9.13.
"Sterling" means lawful money of the United Kingdom of Great
Britain and Northern Ireland.
"Subject Debt" means, at any date of determination (and without duplication), with respect to the Guarantor or any Borrower, (a) all Indebtedness (including any current portion thereof) of the Guarantor and its Restricted Subsidiaries outstanding on such date which by its terms matures more than one year from such date or is renewable or extendible at the option of the debtor beyond one year from such date (including any Indebtedness for money borrowed under a revolving credit or similar agreement having a maturity more than one year from such date), (b) any Indebtedness of the Guarantor and its Restricted Subsidiaries or such Borrower, as the case may be, outstanding on such date secured by a mortgage, security interest or similar Lien on assets of the Guarantor or its Restricted Subsidiaries, or such Borrower, as the case may be, (c) all Indebtedness represented by this Agreement outstanding on such date, (d) any Short Term Indebtedness outstanding on such date and (e) all Guarantees, endorsements, letters of credit, equity maintenance agreements and other similar obligations of the Guarantor and its Restricted
Subsidiaries or such Borrower, as the case may be, whether contingent or matured, in each case in an amount equal to the lesser of the stated or face amount of such Guarantee, endorsement or other obligation or the amount, if quantifiable, of the obligation which is covered by such Guarantee, endorsement or other obligation; provided that "Subject Debt" shall not include, with respect to the Guarantor or such Borrower, (i) any Indebtedness to the extent the debtor has deposited in trust with a trustee or similar fiduciary an amount of money (or notes, debentures or other evidences of Indebtedness, if permitted pursuant to the terms of the agreement or instrument creating or evidencing such liability) sufficient to pay, prepay, redeem, retire or otherwise satisfy such liability, and the Agent and the Lenders shall have received an opinion in form, scope and substance and from counsel reasonably satisfactory to them that such trust is a legal and contractual defeasance, (ii) any Ordinary Course Debt, (iii) any Non-recourse Debt or (iv) any Junior Subordinated Debt.
"Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, Series, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, Series, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided that in no event shall a Tax Benefit Entity be a Subsidiary.
"Tax Benefit Entity" means, with respect to any Borrower or the Guarantor, any Person that would otherwise constitute a Subsidiary of such Borrower or the Guarantor, as applicable, so long as the activities of such Person consist solely of engaging in transactions in which more than fifty percent of the prospective investment return to such Person is derived from the generation of tax benefits.
"Tax Indemnitee" has the meaning specified in Section 2.11(a).
"Taxes" has the meaning specified in Section 2.11(a).
"Term Borrowing" means a borrowing consisting of Term Loans of the same Type converted from Revolving Credit Loans pursuant to
Section 2.01, or Term Loans Converted to another Type pursuant to Section
2.06.
"Term Loans" has the meaning specified in Section 2.01.
"Transactions" means, (i) with respect to any Borrower, the execution, delivery and performance by such Borrower of this Agreement and the borrowing of Loans and the use of the proceeds thereof, and (ii) with respect to the Guarantor, the execution, delivery and performance by the Guarantor of the FMR Guaranty.
"Type" refers to the distinction between Loans bearing interest at rates based upon the Base Rate, the Federal Funds Rate and the LIBOR
Rate.
"United States" means, except as provided in Section 2.11(d), the United States of America.
"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.02.        Other Definitional and Interpretive Provisions.
(a) All terms in this Agreement, the Exhibits and Schedules hereto shall have the same defined meanings when used in the FMR Guaranty or any other Loan Documents, unless the context shall require otherwise.
(b) All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.
(c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.
(d)        The preamble hereto is part of this Agreement.
Titles and headings of Articles and Sections in this Agreement are for convenience only, do not constitute part of this Agreement and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, subclasses, Schedules or Exhibits shall refer to the corresponding Article, Section, Subsection, paragraph clause, subclause, Schedule or Exhibit attached to this Agreement, unless specific reference is made to the articles, sections or other subdivisions or divisions of such Schedule or Exhibit to or in another document or instrument.
(e) Each definition of a document in this Agreement shall include such document as amended, modified, supplemented, restated, renewed or extended from time to time.
(f) Except where specifically restricted, reference to a party in a Loan Document includes that party and its successors and assigns permitted hereunder or under such Loan Document.
(g) Unless otherwise specifically stated, whenever a time is referred to in this Agreement or in any other Loan Document, such time shall be the local time in the city in which the principal office of the Agent is located at all times when Fleet is the Agent hereunder.
(h) Any list in this Agreement of one or more items preceded by the words "include or "including" shall not be deemed limited to the stated items but shall be deemed without limitation.
Section 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Guarantor or a Borrower notifies the Agent that the Guarantor or a Borrower requests an amendment to any provision hereof or of the FMR Guaranty to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Guarantor or a Borrower that the Required Lenders request an amendment to any provision hereof or of the FMR Guaranty for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
Section 2.01.        Loans, Etc.
(a) Revolving Credit Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances ("Revolving Credit Loans") to each Borrower (as designated in the applicable Notice of Borrowing) from time to time on any Business Day during the period from the Closing Date until the Commitment Termination
Date in an aggregate amount (based in respect of any Borrowing denominated in Sterling on the Equivalent thereof in Sterling) at any one time outstanding not to exceed at any time the amount of such Lender's Commitment; provided that in no event shall any Revolving Credit Loan be made by any Lender to the extent that, after giving effect thereto, (i) the sum of the Revolving Credit Loans owed to such Lender would exceed the amount of its Commitment or (ii) the aggregate outstanding principal amount of the Revolving Credit Loans would exceed the aggregate amount of the Commitments. Revolving Credit Loans may be made as Federal
Funds Rate Loans, Base Rate Loans, or LIBOR Rate Loans, all as more particularly described herein.
(b)        Term Loans.  If the then-effective Commitment
Termination Date shall not have been extended pursuant to the terms of
Section 2.16, each Borrower may, by notice to the Agent not later than 10 days prior to such Commitment Termination Date, continue all then outstanding Revolving Credit Loans owed by such Borrower outstanding on the Commitment Termination Date as term advances ("Term Loans");
provided that any such continuation shall be subject to the condition that no Default or Acceleration Event shall have occurred and be continuing on the date of such continuation and after giving effect thereto. Term Loans may be Federal Funds Rate Loans, Base Rate Loans, or LIBOR Rate Loans, all as more particularly described herein.
(c) Minimum Amounts. Each Borrowing shall be in an aggregate amount not less than $5,000,000 (or the Equivalent thereof in Sterling) or an integral multiple of $1,000,000 (or the Equivalent thereof in Sterling) in excess thereof and shall consist of Loans of the same Type made or Converted on the same day by the Lenders.
(d)        Loans Made Ratably.  The Revolving Credit
Loans shall be made by the Lenders ratably according to their respective Commitments.
(e) Borrowings and Repayments. Within the limits of each Lender's Commitment in effect from time to time, each Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.07, repay and reborrow the Revolving Credit Loans. The borrowing of Loans may be denominated in Dollars or Sterling or both such types of Loans, all as more particularly described herein. The currency and amount of each Loan shall be specified by the Borrower in the notice relating thereto.
(f) Sterling. A Loan denominated in Sterling must be a LIBOR Rate Loan. Notwithstanding the provisions of the foregoing
Section 2.01(e), the Agent may deny the request by a Borrower with respect to the making of a Loan in Sterling or the conversion of the outstanding principal amount of a Loan into Sterling, or may require that all Loans denominated in Sterling be converted into and denominated in Dollars under the circumstances set forth in Section 2.17(a) or 2.17(b) and in accordance with the terms thereof.
Section 2.02.        Making the Revolving Credit Loans.
(a) Notice of Borrowing. Each Borrowing shall be made on notice, given not later than (x) 11:00 a.m. (Boston time) on the third Business Day prior to the date of the proposed Borrowing (in the case of a Revolving Credit Borrowing to consist of LIBOR Rate Loans denominated in Dollars), (y) 11:00 a.m. (Boston time) on the fourth
Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of LIBOR Rate Loans denominated in Sterling), or
(z) no later than 11:00 a.m. (Boston time) on the Business Day of the proposed Borrowing (in the case of a Revolving Credit Borrowing to consist of Base Rate Loans or Federal Funds Rate Loans), by the Borrower making a request for such Borrowing to the Agent, which shall give to each Lender prompt notice thereof by facsimile transmission. Each such notice of a Revolving Credit Borrowing (a "Notice of Borrowing") shall be made in writing, in substantially the form of Exhibit B, specifying therein (1) the name of the Borrower (2) the requested date of such Borrowing (which shall be a Business Day), (3) the requested Type of Loans comprising such Borrowing, (4) the requested aggregate amount of such Borrowing and the aggregate principal amount of all outstanding Loans (not including the requested Borrowing) held by such Borrower as of such date, (5) the requested currency of such Borrowing (which shall be denominated in either Dollars or Sterling), (6) the account to which the proceeds of such Borrowing are to be made available, (7) in the case of a Revolving Credit Borrowing to consist of a LIBOR Rate Loan, the initial Interest Period therefor and (8) in the case of a Revolving Credit Borrowing to consist of a Federal Funds Rate Loan, the requested maturity date for repayment of each such Federal Funds Rate Loan to be made (which maturity date may not be later than five Business Days after the date of such Borrowing) (a "Federal Funds Rate Loan Maturity Date"). Each Notice of Borrowing shall be irrevocable and binding on the Borrower giving such Notice of Borrowing.
(b)        Funding by Lenders.  Each Lender shall, before
1:00 p.m. (Boston time) on the date of each Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent's Accounts, in same day funds, such Lender's ratable portion of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Agent will wire or deposit the proceeds of such Borrowing, in same day funds, to the account of the Borrower specified in the Notice of Borrowing.
(c) Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to 12:00 noon (Boston time) on the date of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with Section 2.02(b) and the Agent may, in reliance upon such assumption, make available, to the Borrower requesting such Borrowing on such date, a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent and the Agent shall have made available such corresponding amount to the Borrower requesting such Borrowing on such date, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the interest rate applicable at such time under Section 2.08 to Loans comprising such Borrowing and (ii) in the case of such Lender, (A) the Federal Funds Effective Rate in the case of Loans denominated in Dollars (or) (B) the cost of funds incurred by the Agent in respect of such an amount in the case of Loans denominated in Sterling. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.
(d)        Lender's Obligations Several.  The failure of any
Lender to make the Revolving Credit Loan to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other
Lender on the date of any Borrowing.
Section 2.03.        Fees.
(a) Commitment Fees. Each Borrower, severally, and not jointly, agrees to pay to the Agent for the account of each Lender its allocated share, determined on a Pro Rata Basis, of a commitment fee, which shall accrue at 0.065% per annum on the daily amount of the Commitment of such Lender (whether used or unused) during the period from the date of this Agreement to the Commitment Termination Date, payable in arrears on each Quarterly Date and on the Commitment
Termination Date, commencing on the first such date to occur after the date hereof.
(b) Upfront Fees. The Borrowers hereby agree to pay to the Agent, for the respective account of each Lender, on the Closing Date, an upfront fee in an amount equal to .025% of the Commitment of each Lender.
(c) Other Fees. Each Borrower hereby severally, and not jointly, agrees to pay to the Agent, for the Agent's own account, determined on a Pro Rata Basis, fees payable in the amounts and at the times separately agreed upon between such Borrower and the Agent with respect to the performance of its agency duties hereunder.
Section 2.04.        Repayment; Evidence of Debt.
(a)        Revolving Credit Loans.  Subject to Section
2.01(b), each Borrower hereby severally, and not jointly, promises to pay to the Agent for the account of the Lenders, on the Commitment Termination
Date, the full outstanding principal amount of any Revolving Credit Loans made to such Borrower.
(b) Term Loans. Each Borrower hereby severally, and not jointly, promises to repay the outstanding principal amount of each Term Loan made to such Borrower in full on the date (the "Final Maturity
Date") that is the first anniversary of the date upon which the Revolving Credit Loans were converted into Term Loans pursuant to Section 2.01;
provided that if such first anniversary date is not a Business Day, the Final Maturity Date shall be the next preceding Business Day.
(c)        Promissory Notes.  Any Lender may request that
Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form of Exhibit
A. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.05.        Termination or Reduction of the Commitments.
(a) Optional. All of the Borrowers may at any time, upon not less than seven Business Days' notice to the Agent, which shall be irrevocable, terminate in whole or reduce in part the Commitments;
provided that (i) each partial reduction of the Commitments shall be in an aggregate amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof, (ii) the aggregate amount of the Commitments shall not be reduced below the sum of the aggregate Loans outstanding at such time and
(iii) any such reductions shall be applied to the Commitments of the Lenders ratably in accordance with the aggregate amount thereof.
(b)        Mandatory.  The Commitments shall be
automatically and permanently reduced to zero on the Commitment
Termination Date.
(c)        No Reinstatement.  Commitments once
terminated or reduced may not be reinstated.
Section 2.06.        Conversion of Loans.
(a)        Optional.  Any Borrower may on any Business
Day, upon notice given to the Agent not later than 11:00 a.m. (Boston time) on the third Business Day prior to the date of the proposed Conversion, Convert all Loans of one Type comprising the same Borrowing by such Borrower into Loans of another Type; provided that any Conversion of LIBOR Rate Loans into Base Rate Loans or Federal Funds Rate Loans shall be made only on the last day of an Interest Period for such LIBOR Rate
Loans. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the name of the Borrower, (ii) the date of such Conversion, (iii) the Loans to be Converted, (iv) the Type of Loans to be Converted into, and (v) if such Conversion is into LIBOR Rate Loans, the duration of the initial Interest Period for each such Loan and the currency (which shall either be Dollars or Sterling) such LIBOR Rate Loan shall be made in. Each notice of Conversion shall be irrevocable and binding on such Borrower.
(b) Mandatory. Upon the occurrence and during the continuation of any Event of Default or Acceleration Event, (i) each LIBOR
Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and the obligations of the Lenders to make or Convert Loans into, or to continue, LIBOR Rate Loans shall be suspended and (ii) each Federal Funds Rate Loan will automatically, on the next Business Day, Convert into a Base Rate Loan, and the obligations of the Lenders to make or Convert Loans into, or to continue, Federal Funds Rate Loans shall be suspended.
Section 2.07.        Prepayments.
(a) Notice of Prepayment. Any Borrower may, upon notice substantially in the form of Exhibit B-1 given to the Agent
(which notice shall state the proposed date and aggregate principal amount of the prepayment), and if such notice is given such Borrower shall, prepay, in whole or in part, the outstanding principal amount of the Loans made to it in the aggregate amount and on the date specified in such notice; provided that each such notice shall be made not later than (A) 11:00 a.m. (Boston time) on the relevant day (in the case of a prepayment of a Base Rate Loan or a Federal Funds Rate Loan) or (B) 11:00 a.m. (Boston time) on the second Business Day prior to the date of the proposed prepayment (in the case of a prepayment of a LIBOR Rate Loan). Each prepayment of Loans under this Section 2.07(a) shall be made for account of the Lenders according to the respective principal amounts of their Loans then outstanding.
(b)        Mandatory Prepayments.
(i) If the Agent notifies the Borrowers that, on any interest payment date, the sum of (A) the aggregate principal amount of all Borrowings denominated in Dollars then outstanding plus (B) the Equivalent in Dollars of the aggregate principal amount of all Borrowings denominated in Sterling then outstanding exceeds 105% of the aggregate amounts of the Commitments on such date, the Borrowers shall, within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Borrowings in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the Commitments on such date.
(ii)        To reduce breakfunding costs, if the
Agent notifies the Borrowers that, on any date, the sum of the amounts described in clauses (A) and (B) of subsection (i) above exceeds 103% of the aggregate amount of the Commitments on such date, the Borrowers shall, within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Borrowings in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate amount of the Commitments on such date;
provided that if the aggregate principal amount of Base
Rate Loans and Federal Funds Rate Loans then outstanding is less than the amount of such required prepayment, the portion of such required prepayment in excess of the aggregate principal amount of Base Rate
Loans and Federal Funds Rate Loans then outstanding shall be paid on the last day of each Interest Period ended on or after the date of such notice in an amount equal to the aggregate principal amount of the LIBOR Rate Loans then maturing until such excess has been fully paid.
(c) Terms Applicable to All Prepayments. All prepayments (whether made under this Section 2.07 or otherwise) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, and all amounts owing under Section 2.09(f) in respect of such prepayment.
(d)        Upon delivery of a notice in accordance with
Section 2.07(a) above, prepayment of the outstanding amount of the Loans, if any, made to such Borrower and the repayment of all fees and other amounts due at such time, if any, by such Borrower to the Agent or the Lenders under this Agreement, any Borrower shall be permitted to withdraw from this Agreement and cease to be deemed a "Borrower" hereunder, and upon any such withdrawal by a Borrower, such Borrower shall no longer be deemed to have any Obligations to the Lenders or the Agent other than the obligations that expressly survive termination of this Agreement under Section 9.05 hereof.
Section 2.08.        Interest.
(a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Loan owing by such Borrower from the date of such Loan until such principal amount shall be paid in full at the following rates per annum:
(i)        Base Rate Loans.  In the case of a Base
Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Rate, payable in arrears on each Quarterly
Date, and at maturity.
(ii)        Federal Funds Rate Loans.  In the case
of a Federal Funds Rate Loan, a rate per annum equal at all times to the sum of (x) the Federal Funds Rate in effect from time to time plus (y) the Applicable Rate, payable in arrears on the applicable Federal Funds Rate Loan
Maturity Date.
(iii)        LIBOR Rate Loans.  During such
periods as such Loan is a LIBOR Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the LIBOR Rate for such Interest Period for such Loan plus (y) the Applicable Rate in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three (3) months, on each day that occurs during such Interest Period every three (3) months from the first day of such Interest Period and on the date such LIBOR Rate Loan shall be Converted or paid in full.
(b)        Default Interest.  Notwithstanding Section
2.08(a), upon the occurrence and during the continuance of an Event of Default or Acceleration Event with respect to any Borrower, such Borrower shall pay interest on the outstanding principal amount of any Loan made to such Borrower, and upon the unpaid amount of all interest, fees and other amounts payable by such Borrower hereunder, such interest to be paid in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to (i) in the case of any amount of principal, 2% per annum above the rate per annum required to be paid pursuant to paragraph (a) above, and (ii) in the case of all other amounts, 2% per annum above the Base Rate from time to time.
Section 2.09.        Increased Costs, Illegality, Etc.
(a) Change in Law. If, due to either (i) the introduction of or any change in or in the interpretation or application of (to the extent any such introduction or change occurs after the date hereof) any law or regulation or (ii) the compliance with any direction, guideline or request from any central bank or other Governmental Authority adopted or made after the date hereof (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining LIBOR Rate Loans, then the Borrower to which such LIBOR Rate Loans were made shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different LIBOR Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost shall be submitted to such Borrower by such Lender and such certificate shall be conclusive and binding for all purposes, absent manifest error.
(b) Capital Requirements. If any Lender determines in good faith that compliance with any law or regulation enacted or introduced after the date hereof or any guideline or request from any central bank or other Governmental Authority adopted or made after the date hereof (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's Commitment, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower to which such LIBOR Rate Loans were made shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's Commitment. A certificate as to such amounts shall be submitted to such Borrower by such Lender and such certificate shall be conclusive and binding for all purposes, absent manifest error.
(c) Rates Not Covering Costs. If, with respect to any LIBOR Rate Loans, the Required Lenders notify the Agent that the LIBOR Rate for any Interest Period for such Loans will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective LIBOR Rate Loans for such Interest Period, the Agent may notify the Borrowers and the Lenders that the making or maintaining of LIBOR Rate Loans shall be suspended, whereupon (i) such LIBOR Rate
Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and (ii) the obligation of the Lenders to make, or to Convert Loans into LIBOR Rate Loans shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.
(d) Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of (to the extent any such introduction or change occurs after the date hereof) any law or regulation shall make it unlawful, or any central bank or other Governmental Authority having appropriate jurisdiction shall assert in writing after the date hereof that it is unlawful, for any Lender or its LIBOR Lending Office to perform its obligations hereunder to make
LIBOR Rate Loans or to continue to fund or maintain LIBOR Rate Loans hereunder, then, on notice thereof and demand therefor by such Lender through the Agent to the Borrower to which such LIBOR Rate Loans were made, (i) each LIBOR Rate Loan of such Lender will automatically, upon such demand, Convert to a Base Rate Loan and (ii) the obligation of such Lender to make, or to Convert Base Rate Loans into, LIBOR Rate Loans shall be suspended until the Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist; provided that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different LIBOR Lending Office if the making of such a designation would allow such Lender or its LIBOR Lending Office to continue to perform its obligations to make LIBOR Rate
Loans or to continue to fund or maintain LIBOR Rate Loans and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
(e) Excluded Period. Notwithstanding anything to the contrary set forth therein, the Borrowers shall not be obligated to pay any additional amounts arising pursuant to clauses (a) and (b) above that are attributable to the Excluded Period with respect to such additional amount; provided that if an applicable law, rule, regulation, guideline or request shall be adopted or made on any date and shall be applicable to the period (a "Section 2.09(e) Retroactive Period") prior to the date on which such law, rule, regulation, guideline or request is adopted or made, the limitation on the Borrower's obligation to pay such additional amounts hereunder shall not apply to the additional amounts payable in respect of such Section
2.09(e) Retroactive Period so long as the Borrowers receive notice of such law, rule, regulation, guideline or request from the Agent or any Lender within 90 days after its adoption.
(f) Breakfunding. If any payment of principal of, or Conversion of, any LIBOR Rate Loan is made by a Borrower to or for the account of a relevant Lender other than on the last day of the Interest Period for such Loan, as a result of a payment or Conversion pursuant to Section 2.06(b), 2.07 or 2.09(d) or as the result of acceleration of the maturity of the Loans pursuant to Article VII or for any other reason, or in the event such Borrower shall fail (for any reason, including by reason of the failure of any conditions precedent in Article IV to be satisfied, or the failure of any of the conditions to the continuation of the Revolving Credit Loans as Term Loans hereunder pursuant to Section 2.01 to be satisfied) to borrow a LIBOR Rate
Loan from any Lender on the date specified therefor in the applicable
Notice of Borrowing, or to effect a continuation involving LIBOR Rate
Loans pursuant to Section 2.01, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Rate Loan made to such Borrower.
Section 2.10.        Payments and Computations.
(a) Payments. Each Borrower shall make each payment hereunder not later than 1:00 p.m. (Boston time) on the day when due in Dollars, in the case of Borrowings denominated in Dollars, or in Sterling, in the case of Borrowings denominated in Sterling to the Agent at the Agent's Accounts in same day funds and, except as expressly set forth herein, without deduction, set-off or counterclaim. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest and facility fees ratably (other than amounts payable pursuant to Sections 2.09, 2.11 or 9.03) to the Lenders for the account of their Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.04(c), from and after the effective date of such Assignment and Acceptance, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b) Computations. All computations of interest in respect of Base Rate Loans or Federal Funds Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable and all computations of interest in respect of LIBOR Rate Loans and of facility fees shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate or fee hereunder made in accordance with the provisions of this Agreement shall be conclusive and binding for all purposes, absent manifest error.
(c) Payments Due on Non-Business Days. Unless otherwise specified herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees, as the case may be.
(d) Presumption by Agent. Unless the Agent shall have received notice from a Borrower prior to the date on which any payment is due to any Lender hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each such Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Effective Rate.
Section 2.11.        Taxes.
(a) Payments Free of Taxes. Except as expressly otherwise provided herein, any and all payments by any Borrower hereunder shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent (each, a "Tax Indemnitee"), net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on such Tax
Indemnitee by any state or foreign jurisdiction in which such Tax
Indemnitee is organized or in which its Applicable Lending Office is located (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Tax Indemnitee, (i) subject to Section 2.11(f), the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Tax Indemnitee receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and
(iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b) Other Taxes. In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or similar levies that arise from any payment made by it hereunder or from its execution, delivery or registration of this Agreement (hereinafter referred to as "Other Taxes").
(c) Indemnification by Borrowers. Each Borrower, severally and not jointly, will indemnify each Tax Indemnitee for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) attributable to such Borrower hereunder and paid by such Tax Indemnitee and any liability (including penalties, additions to tax, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from such date the Tax
Indemnitee makes written demand therefor.
(d) Evidence of Payments. Within 30 days after the date of any payment of Taxes, each Borrower will furnish to the Agent, at its address referred to in Section 9.01, original receipts or certified copies thereof evidencing payment thereof. If such Borrower shall make a payment hereunder through an account or branch outside the United States, or a payment is made on behalf of such Borrower by a payor that is not a United States Person, such Borrower will, if no taxes are payable in respect of such payment, furnish, or will cause such payor to furnish, to the Agent, at such address, a certificate from the appropriate taxing authority or authorities, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes. For purposes of this paragraph (d) and paragraph (e) below, the terms "United States" and "United States Person" shall have the meanings specified in
Section 7701 of the Code.
(e)        Non-U.S. Lenders.  Each Tax Indemnitee
organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement or on the date of the Assignment and Acceptance pursuant to which it became a Lender (as the case may be), and from time to time thereafter if required by applicable law or if reasonably requested in writing by any Borrowers or the Agent (but only so long as such Tax Indemnitee remains lawfully able to do so after the date such Person becomes a party hereto), provide the Agent and such Borrowers with either Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying in the case of Form W-8BEN that such Tax
Indemnitee is either (i) entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or (ii) is a Portfolio Interest Eligible Non-Bank or certifying in the case of Form W-8ECI that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Tax Indemnitee at the time it first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero (or if such Tax Indemnitee cannot provide at such time such form because it is not entitled to reduced withholding under a treaty and the payments are not effectively connected income), withholding tax at the rate indicated in such form (or at the then existing U.S. statutory rate if the Tax Indemnitee cannot provide such a form) shall be excluded from Taxes unless and until such Lender provides the appropriate form certifying that a zero rate applies. For purposes of this paragraph (e) the term "Portfolio Interest Eligible Non-
Bank" means a Tax Indemnitee that certifies in form and substance reasonably satisfactory to the Borrowers that (i) it is not a bank within the meaning of Code section 881(c)(3)(A), (ii) it is not a 10% shareholder of the Borrower(s) within the meaning of Code section 881(c)(3)(B) and (iii) it is not a controlled foreign corporation related to a Borrower within the meaning of Code section 881(c)(3)(C).
(f) Effect of Failure to Provide Forms. For any period with respect to which a Tax Indemnitee has failed to provide the Borrowers and the Agent with the appropriate form described in paragraph
(e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under paragraph (e) above), such Lender shall not be entitled to indemnification under paragraph (a) or (c) above with respect to Taxes imposed by the United States or any State or other political subdivision thereof that exceed the Taxes that would have been imposed if the Lender had complied with its obligations under paragraph (e) above.
(g) Mitigation by Lenders. Any Lender claiming any additional amounts payable pursuant to this Section 2.11 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office(s) if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.
(h)        Applications for Refunds.  Following a
reasonable written request of a Borrower, the Agent or Lender, as the case may be, shall execute and deliver to such Borrower such certificates, forms or other documents as can be furnished, and take such other action as can be taken consistent with the facts, as are reasonably necessary to assist such Borrower in applying for refunds of any Taxes and Other Taxes remitted hereunder to the Agent or such Lender, as the case may be; provided that all costs associated with any of the foregoing shall be paid by such Borrower; provided further that furnishing of such documents or taking of such actions would not, in the sole judgment of the Agent or such Lender, be otherwise disadvantageous to the Agent or such Lender. Such refunds, together with any interest received thereon, shall be for account of such Borrower.
Section 2.12. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans owing to it (other than amounts payable pursuant to Sections 2.09, 2.11 or 9.03) in excess of its ratable share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that, to the fullest extent permitted by applicable law, any Lender so purchasing a participation from another Lender pursuant to this
Section 2.12 may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.
Section 2.13.        Replacement of Lender.
(a)        Election to Replace by Borrower.  Subject to
Section 2.13(b) below, in the event that any Lender requests compensation pursuant to Section 2.09 or 2.11 (such Lender being herein called an "Affected Lender"), then, so long as such condition exists, the Borrowers may (i) obtain an assignee (any such assignee being herein called a "Replacement Lender") acceptable to the Borrowers and the Agent, which acceptance shall not be unreasonably withheld, to acquire or assume all or part of such Affected Lender's Loans and Commitment, or (ii) request one or more other Lenders to acquire or assume all or part of such Affected Lender's Loans and Commitment, any assumption and purchase hereunder to be without recourse to or representation or warranty by, or expense to, the Affected Lender, and the purchase price to be equal to the aggregate principal amount of the outstanding Loans held by the Affected Lender plus all accrued but unpaid interest on such Loans and accrued but unpaid fees and all other amounts owing to the Affected Lender (and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Agent by the Replacement Lender of documentation satisfactory to the Agent and the Affected Lender and compliance with the requirements of Section 9.04(c), the Replacement Lender shall succeed to the rights and obligations of the Affected Lender hereunder); provided that the Borrowers shall also arrange for payment to the Agent of the processing and recordation fee specified in Section 9.04(b)(iv) with respect to such assignment. In the event that the Borrowers exercise their rights under this
Section 2.13(a), the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder; provided that the obligations of any Borrower to the Affected Lender under Sections 2.09, 2.11 and 9.03 with respect to events occurring or obligations arising before or as a result of such replacement shall survive such exercise.
(b)        No Replacement During Default, Etc.  The
Borrowers may not exercise their rights under this Section 2.13 with respect to any Affected Lender if a Default, Acceleration Event or Event of Default has occurred and is then continuing or any of the Borrowers has not otherwise paid all amounts owing to such Affected Lender under this Agreement.
Section 2.14.        Interest Rate Determination.
(a)        Reference Bank Determinations.  Each
Reference Bank agrees, upon request of the Agent, to furnish to the Agent timely information for the purpose of determining the LIBOR Rate and the Federal Funds Rate for Loans. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining
Reference Banks. The Agent shall give prompt notice to the Borrowers and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a)(ii), (iii) or (iv), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate for LIBOR Rate Loans or Federal Funds Rate Loans under Section 2.08(a)(ii),
(iii) or (iv).
(b) Failure to Elect. If any Borrower shall fail to select the duration of any Interest Period for any LIBOR Rate Loans made to such Borrower in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Borrower shall be deemed to have selected an Interest Period of one (1) month.
(c)        Failure to Repay or Convert Federal Funds Rate
Loans. If any Borrower shall fail to repay, or Convert to a Loan of another Type, any Federal Funds Rate Loan made to such Borrower by 11:00 a.m.
(Boston time) on the Federal Funds Rate Loan Maturity Date, the Agent will forthwith so notify such Borrower and the Lenders and such Loans shall automatically Convert into Base Rate Loans, effective as of such Federal Funds Rate Loan Maturity Date.
(d) Failure of Reference Banks to Provide Rates. If no Reference Bank furnishes timely information to the Agent for determining the LIBOR Rate for any LIBOR Rate Loans, or the Federal
Funds Rate for Federal Funds Rate Loans,
(i)        the Agent shall forthwith notify the
Borrowers and the Lenders that the interest rate cannot be determined for such Loans made to such Borrowers,
(ii)        each Loan will automatically, on the
last day of the then existing Interest Period therefor, Convert into a Base Rate Loan (or if such Loan is then a Base Rate Loan, will continue as a Base Rate Loan), and
(iii)        the obligation of the Lenders to make,
or to Convert Loans into, LIBOR Rate Loans shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.
(e) Changes in Ratings Systems. If the rating system of either Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Guarantor, the Borrowers and the Agent (on behalf of the Lenders) shall negotiate in good faith to amend the references to specific ratings in this Agreement to reflect such changed rating system or the non-availability of ratings from such rating agency (provided that any such amendment to such specific ratings shall in no event be effective without the approval of the Required Lenders).
Section 2.15. Increase in Commitments. The Borrowers shall have the right at any time prior to the Commitment Termination Date (but not more frequently than once per calendar year) to increase the aggregate Commitments hereunder by an aggregate amount as to all such increases not exceeding $100,000,000.
Each Lender that is a party to this Agreement at the time the Borrowers provide the Agent with a notice that it wishes to increase the Commitments pursuant to this Section 2.15 (each such Lender, an "Increasing Commitment Lender") shall have the right, but not the obligation, to increase its Commitment pursuant to this Section 2.15, the allocation of such Commitment increase among all Increasing Commitment
Lenders to be pro rata in accordance with the aggregate amount of the proposed Commitment increases of such Lenders.
If the Borrowers desire to increase the aggregate amount of the Commitments by an amount that exceeds the amount that the Increasing
Commitment Lenders, if any, agree to increase their Commitments by (the "Increased Commitment Deficit Amount"), the Borrowers shall have the right to additionally increase the Commitments by an amount up to the Increased Commitment Deficit Amount by adding to this Agreement one or more other lenders, (each such lender an "Additional Lender") with the approval of the Agent (which approval shall not be unreasonably withheld), each of which Additional Lenders shall have entered into an agreement in form and substance satisfactory to the Borrowers and the Agent pursuant to which such Additional Lender shall undertake a Commitment, which Commitment shall be in an amount at least equal to twenty-five million dollars ($25,000,000), or the Increased Commitment Deficit Amount, if less, or a larger multiple of one million dollars ($1,000,000), and upon the effectiveness of such agreement (the date of the effectiveness of any such agreement being hereinafter referred to as the "Increased Commitment
Date") such Additional Lender shall thereupon become a "Lender" for all purposes of this Agreement.
Notwithstanding the foregoing, no increase in the aggregate
Commitments hereunder pursuant to this Section 2.15 shall be effective unless:
(a) the Borrowers shall have given the Agent notice of any such increase at least three Business Days prior to any such Increased Commitment Date;
(b) no Default or Acceleration Event shall have occurred and be continuing as of the date of the notice referred to in the foregoing Section 2.15(a) or on the Increased Commitment Date;
(c) both as of the Increased Commitment Date and after giving effect to the increase in the Commitments to occur on such Date, the Guarantor's Moody's Rating and the S&P Rating shall be at least equal to "A3" and "A-", respectively; and
(d) there shall have been no reduction of the Commitments pursuant to Section 2.05(a) on or prior to any such Increased Commitment Date.
Section 2.16.        Extension of Commitment Termination Date.
(a) Requests for Extension. The Borrowers may, by notice to the Agent (which shall promptly notify the Lenders) not earlier than 45 days and not later than 30 days prior to the Commitment
Termination Date then in effect hereunder (the "Existing Commitment
Termination Date"), request that each Lender extend such Lender's
Commitment Termination Date for an additional 364 days from the Existing Commitment Termination Date.
(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Agent given not earlier than 30 days prior to the Existing Commitment Termination Date and not later than the date (the "Notice Date") that is 20 days prior to the Existing Commitment Termination Date, advise the Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Commitment Termination Date (a "Non-Extending
Lender") shall notify the Agent (which shall notify the other Lenders) of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender).
The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
(c) Notification by Agent. The Agent shall notify the Borrowers of each Lender's determination under this Section 2.16 no later than the date 15 days prior to the Existing Commitment Termination
Date (or, if such date is not a Business Day, on the next preceding Business
Day).
(d)        Additional Commitment Lenders.  The
Borrowers shall have the right on or before the Existing Commitment
Termination Date to replace each Non-Extending Lender with, and add as "Lenders" under this Agreement in place thereof, one or more Eligible
Assignees (each, an "Additional Commitment Lender") with the approval of the Agent (which approval shall not be unreasonably withheld), each of which Additional Commitment Lenders shall have entered into an agreement in form and substance satisfactory to the Borrowers and the Agent pursuant to which such Additional Commitment Lender shall, effective as of the Existing Commitment Termination Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender's Commitment hereunder on such date); provided that, notwithstanding the foregoing, the Borrowers may not replace any Non-Extending Lender with an Additional Commitment Lender not already a Lender hereunder unless the Borrowers shall first have offered to the existing Lenders the right to increase their Commitments hereunder to replace the Commitment of the Non-Extending
Lender.
(e) Minimum Extension Requirement. If (and only if) the total of the Commitments (after taking into account any increased Commitments pursuant to clause (d) of this Section 2.16) of the Lenders that have agreed so to extend their Commitment Termination Date and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Existing Commitment Termination Date, then, effective as of the Existing Commitment Termination Date, the Commitment Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Commitment Termination Date (except that, if such date is not a Business Day, such Commitment Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a "Lender" for all purposes of this Agreement.
(f)        Conditions to Effectiveness of Extensions.
Notwithstanding the foregoing, the extension of the Commitment
Termination Date pursuant to this Section 2.16 shall not be effective with respect to any Lender unless:
(x) no Default or Acceleration Event shall have occurred and be continuing on the date of such extension and after giving effect thereto;
(y) the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); provided that the Borrowers shall be permitted to update any Schedules hereto, subject to the review and approval of the Agent thereof, which approval shall not be unreasonably withheld, on and as of the date of such extension; and
(z) on or before the Commitment Termination Date of each Non-Extending Lender, (1) the relevant Borrowers shall have paid in full the principal of and interest on all of the Loans made by such Non-
Extending Lender to such Borrower hereunder; and (2) the relevant
Borrowers shall have paid in full all other amounts owing to such Lender hereunder.
Section 2.17.        Borrowings in Sterling.
(a) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of (to the extent any such introduction or change occurs after the date hereof) any law or regulation shall make it unlawful, or any central bank or other Governmental Authority having appropriate jurisdiction shall assert in writing after the date hereof that it is unlawful, for any Lender or its LIBOR Lending Office to perform its obligations hereunder to make Loans denominated in Sterling or to continue to fund or maintain Loans denominated in Sterling hereunder, then, on notice thereof and demand therefor by such Lender through the Agent to the Borrower to which such Loans were made or were to be made, as the case may be, (i) each outstanding Loan of such Lender that is denominated in Sterling will automatically, upon demand, be redenominated in Dollars in an amount equal to the Equivalent thereof in Dollars on the date of such redenomination and shall automatically be Converted to a Base Rate Loan on the date of such redenomination and (ii) the obligation of such Lender to make, or to Convert Base Rate Loans into, LIBOR Rate Loans denominated in Sterling shall be suspended until the Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist; provided that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different LIBOR Lending Office if the making of such a designation would allow such Lender or its LIBOR Lending Office to continue to perform its obligations to make Loans denominated in Sterling or to continue to fund or maintain
Loans denominated in Sterling and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
(b) If, with respect to any Loans denominated in Sterling, the Required Lenders notify the Agent that the LIBOR Rate for any Interest Period for such Loans denominated in Sterling will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective LIBOR Rate Loans denominated in Sterling for such Interest Period, the Agent may notify the Borrowers and the Lenders that the making or maintaining of Loans denominated in Sterling shall be suspended, whereupon (i) such Loans denominated in Sterling will automatically, on the last day of the then existing Interest Period therefor, be redenominated in Dollars in an amount equal to the Equivalent thereof in Dollars on such date and shall automatically be Converted to a Base Rate
Loan on such date, and (ii) the obligation of the Lenders to make, or to Convert Loans into, LIBOR Rate Loans denominated in Sterling shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.
(c) If any principal of the Loans made to a Borrower is being carried in Sterling and such Borrower shall have failed to specify in a notice to the Agent, pursuant to Section 2.02, the currency in which such principal is to be denominated after the end of the current Interest Period applicable thereto, such principal shall be continued in Sterling.
(d) If any principal of the Loans of any Borrower has been denominated in Dollars and is to be renewed in Sterling, the amount in which it shall be renewed shall be the Equivalent in Sterling of the Original Dollar Amount of such principal.
(e) If any principal of the Loans of any Borrower has been denominated in Sterling and is to be renewed in Dollars, then:
(i) if the Equivalent in Dollars of Sterling of such principal at the last day of the relevant Interest
Period exceeds the Original Dollar Amount thereof, such Borrower will pay to the Agent for the account of the Lenders in Sterling the amount of the excess or, subject to the conditions set forth in Section 4.02 hereof, such Borrower shall borrow the amount of the excess in Dollars from the Lenders in accordance with Section 2.02 hereof; or
(ii) if the Equivalent in Dollars of Sterling of such principal at the last day of such Interest Period is less than the Original Dollar Amount thereof, the Lenders will, at such Borrower's request, on that date advance to the Borrower in Dollars the amount of the shortfall.
(f) If, as provided in this Section 2.17, the Lenders are required to advance any shortfall to a Borrower on the renewal of any principal of the Loans then, on the date on which such shortfall is to be advanced, each Lender will make available to the Agent in accordance with
Section 2.02(b) its ratable portion of the amount of the shortfall in the relevant currency and the Agent will immediately make the amount received by it available to such Borrower.
(g) Subject to the provisions of Sections 2.9, 2.14 and this Section 2.17, and provided that no Default or Event of Default shall exist, a Borrower shall have the right to convert into a LIBOR Rate Loan denominated in Sterling, any principal of the Loans made to such Borrower which for the time being is denominated in Dollars and a Borrower shall have the right to convert into a Loan denominated in Dollars, any principal of the Loans made to such Borrower which for the time being is denominated in Sterling; provided that the aggregate principal amount of Loans that may be converted on one occasion must be at least Five Million Dollars ($5,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof (or the Equivalent thereof in Sterling) unless such aggregate principal amount of all Loans outstanding at such time is less than Five Million Dollars ($5,000,000) or the Equivalent thereof in Sterling, in which case all of such amount must be converted at the same time. The Borrower shall give the Agent at least four (4) Business Days' prior notice of each such conversion of a Loan, specifying the date for conversion which shall be a Business Day, the aggregate amount to be converted, the Loan or Loans to be converted and the applicable Interest
Period to begin on the date of conversion. The Agent shall promptly notify the Lenders of the contents of any such notice relating to the Loans.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Each Borrower, severally and not jointly, represents and warrants to the Lenders that:
Section 3.01. Organization; Powers. Such Borrower (i) is a corporation, partnership, trust, limited liability company, Series or entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power (corporate, partnership, limited liability company, Series trust or other) and authority and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and to carry on its business as now conducted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.02. Authorization; Enforceability. The Transactions are within the corporate partnership, trust, limited liability company, Series or other powers of such Borrower and have been duly authorized by all necessary corporate, partnership, trust, limited liability company, Series or other action on the part of such Borrower and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by such Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 3.03.        Governmental Approvals; No Conflicts.  The
Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation (including the Investment
Company Act) or certificate of incorporation, partnership agreement, limited liability company operating agreement, declaration of trust, the charter or by-laws or other organizational or constitutional documents, as the case may be, of such Borrower, or any order of any Governmental
Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Borrower, or any of its assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of such Borrower.
Section 3.04.        Financial Condition; No Material Adverse
Change.
(a) Each Partnership has heretofore furnished to the Lenders copies of the statement of assets and liabilities of such Partnership, and a description of the portfolio of investments of such Partnership and related statements of operations and changes in net assets (i) as of and for the fiscal year most recently ended and with respect to which financial statements are available with respect to such Partnership, and (ii) as of and for the semi-annual fiscal period ended subsequent to the date of the latest financial statements referred to in subsection (i) above and with respect to which such financial statements are available with respect to such Partnership, in each case certified by a Financial Officer of such Partnership. Such financial statements present fairly, in all material respects, the financial condition of such Partnership, as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in subsection (ii) above. There has been no material adverse change in the business, condition (financial or otherwise), operations, performance or properties of such Partnership since the date of the most recent financial statements of such Partnership referred to in this Section 3.04(a).
(b) As of the date hereof, no Borrower has any Indebtedness owing to any bank or other financial institution, other than to its Affiliates, except for Indebtedness secured by a mortgage on real estate owned or leased by such Borrower. All such Indebtedness of the Borrowers as of September 30, 2001 is set forth on Schedule 3.04 hereto.
Section 3.05.        Litigation.
(a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of such Borrower threatened against or affecting such Borrower (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or
(ii) that involve this Agreement or the Transactions.
(b) Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
Section 3.06.        Compliance with Laws and Agreements.  Such
Borrower is in compliance with all laws, regulations and orders of any Governmental Authority (including all Environmental Laws) applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
Section 3.07. Investment Company Act. No such Borrower is required to register as an "investment company" as defined in, or subject to regulation under, the Investment Company Act.
Section 3.08. Taxes. Such Borrower has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except
(a) taxes that are being contested in good faith by appropriate proceedings and for which such Borrower has set aside on its books adequate reserves or
(b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting
Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting
Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of all such underfunded Plans.
Section 3.10.        Disclosure.  Such Borrower has disclosed to the
Lenders all material agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the certificates, reports or other information furnished by or on behalf of any Borrower to the Lenders pursuant to Sections 5.01(b), 5.01(c), 5.01(e), 5.01(f) and 5.02 contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 3.11. Holding Company Status. No such Borrower is a "holding company" as defined in the Public Utility Holding Company Act of 1935.
Section 3.12.        Subsidiaries.  As of September 30, 2001, no
Borrower has any Subsidiaries in which such Borrower owns more than 50% of the equity or ordinary voting power, except as set forth on Schedule 3.12.
ARTICLE IV

CONDITIONS OF LENDING
Section 4.01.        Conditions to Initial Loans.  The obligation of
each Lender to make its initial Loans to any Borrower is subject to the following conditions precedent being satisfied on or before the Closing
Date:
(a)        Documents.  The Agent shall have received the
following documents (with sufficient copies for each Lender), each of which shall be satisfactory to the Agent in form and substance:
(i)        Authority and Approvals.  Certified
copies of the resolutions of the Board of Directors of the
Guarantor authorizing and approving the FMR Guaranty
and any other Loan Documents to which it is a party and
certified copies of the   Consents of Managing Member or
General Partner, as applicable, of each Borrower (or equivalent documents) authorizing and approving this Agreement and the other Loan Documents, together with, in each case, certified copies of all documents evidencing other necessary action (corporate partnership, or otherwise) and governmental approvals, if any, with respect to this Agreement and the FMR Guaranty.
(ii)        Secretary's or Assistant Secretary's
Certificate.  A certificate of the Secretary or an Assistant
Secretary (or General Partner, Managing Member, or other Responsible Officer, as applicable) of each Borrower and the Guarantor certifying the names and true signatures of the officers of such Borrower and of the Guarantor authorized to sign this Agreement and the other documents to be delivered hereunder.
(iii)        Opinion of Borrower's Counsel.  A
favorable opinion of Sullivan & Worcester LLP, counsel for the Borrowers and the Guarantor, in substantially the form of Exhibit D-1 (and each Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Agent).
(iv)        Opinion of Deputy General Counsel of
the Guarantor.  A favorable opinion of the Deputy
General Counsel of the Guarantor, in substantially the form of Exhibit D-2.
(v)        Closing Certificate.  A certificate of a
Financial Officer of each Borrower and of the Guarantor to the effect that:
(x) the representations and warranties of such Borrower contained in this Agreement, and the representations and warranties of the Guarantor contained in the FMR Guaranty, are true and correct on and as of the Closing Date, before and after giving effect to the transactions contemplated to occur on or prior to the Closing Date, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
(y) no event has occurred and is continuing that constitutes a Default or Acceleration Event.
(b) Approvals. The Agent shall have received evidence satisfactory to it of receipt of all third party consents and approvals necessary in connection with this Agreement (without the imposition of any conditions except those that are acceptable to the Lenders) and that the same remain in effect.
(c) Fees. Each Borrower shall have paid all accrued fees and expenses of the Agent (including the reasonable fees and expenses of counsel to Fleet) owed by such Borrower in connection with this Agreement.
(d) Other Items. The Agent shall have received such other approvals, opinions and documents relating to this Agreement and the transactions contemplated hereby as any Lender may, through the Agent, reasonably request.
(e) Delivery of Loan Documents. The Borrowers shall have delivered to the Agent, on behalf of the Lenders, this Agreement and, to the extent requested pursuant to Section 2.04(c), the Notes, and the Guarantor shall have delivered to the Agent, on behalf of the Lenders, the FMR Guaranty.
Section 4.02. Conditions to Each Borrowing. The obligation of each Lender to make an Loan to any Borrower on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true (and the giving of the applicable Notice of Borrowing by such Borrower and the acceptance by such Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Borrowing and after giving effect thereto such statements are true):
(a) the representations and warranties contained in this Agreement are true and correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default, Acceleration Event or an Event of Default; and
(c)        Such Borrowing is permitted under the
Investment Company Act and such Borrower's partnership agreement, limited liability company operating agreement or other similar organizational document.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Borrower, severally and not jointly, covenants and agrees with the Lenders that:
Section 5.01.        Financial Statements and Other Information.
Such Borrower (as applicable) will furnish to the Agent and each Lender:
(a) within 90 days after the end of each of the first three fiscal quarters of each fiscal year of each Partnership, copies of the balance sheet of such Partnership and a description of the portfolio of investments of such Partnership as at the end of such fiscal quarter and of the related statements of operations and changes in net assets for the fiscal quarter then ended, all certified by a Financial Officer of such Partnership as presenting fairly in all material respects the information contained therein in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;
(b) within 120 days after the end of each fiscal year of each Partnership, copies of the balance sheet of each Partnership and a description of the portfolio of investments of such Partnership as at the end of such fiscal year and of the related statements of operations and changes in net assets for such fiscal year, all certified by a Financial Officer of such Partnership as presenting fairly in all material respects the information contained therein in accordance with GAAP;
(c) within 120 days after the end of each fiscal year of each Borrower that it is not a Partnership, a description of the portfolio of investments of such Borrower as at the end of such fiscal year, all certified by a Financial Officer of such Borrower;
(d) concurrently with any delivery of financial statements or other statements under paragraph (a), (b) or (c) above, a certificate of a Financial Officer of such Borrower, substantially in the form of Exhibit C, certifying as to whether a Default has occurred and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and, with respect to the Partnerships only, stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(e) in the event that a Borrower becomes subject to the periodic reporting requirements of Section 13 or 15 of the Securities Exchange Act of 1934, as amended, promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by such Borrower, to its public security holders, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by such Borrower with any securities exchange or with the Commission, and (iii) all press releases and other statements made available generally by such Borrower to the public concerning material developments in the business of such Borrower; and
(f) promptly following any request therefor, such other information regarding such Borrower, or compliance with the terms of this Agreement, as the Agent may reasonably request in writing.
Section 5.02. Notices of Material Events. Such Borrower will furnish to the Agent and each Lender prompt written notice of the following:
(a)        the occurrence of any Default or Acceleration
Event;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting such Borrower that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and
(c) any other development (other than matters of a general economic nature) that results in a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer reasonably describing the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03. Existence; Conduct of Business. Such Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.01.
Section 5.04. Payment of Obligations. Such Borrower will pay its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 5.05. Maintenance of Insurance. Such Borrower will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that the Borrower may self insure with respect to certain risks up to specified limits, in each case where it is appropriate and consistent with the self-insurance programs of companies engaged in the same or similar businesses operating in the same or similar locations.
Section 5.06. Books and Records Such Borrower will keep proper books of record and account in which full, true and correct entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities.
Section 5.07.        Compliance with Laws and Material Contractual
Obligations. Each Borrower shall comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA, applicable Environmental Laws and Regulations U and
X), and all of its material contractual obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, each Borrower that is a Geode Series shall comply at all times with the requirements of the Delaware Act concerning maintaining separate accounts, records and the like.
Section 5.08.        Use of Proceeds.  The proceeds of each
extension of credit made to any Borrower hereunder will be used solely by such Borrower for general purposes of such Borrower including temporary liquidity needs of such Borrower, in each case in compliance with all applicable legal and regulatory requirements, including, Regulations U and X, the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act and all regulations thereunder; provided that neither the Agent nor any Lender shall have any responsibility as to the application or use of any of the proceeds of any extension of credit.
Section 5.09. Maintenance of Properties, Etc. Each Borrower shall maintain and preserve all of its properties that are used or useful in the conduct of its business, including, without limitation, licenses, permits, trademarks, tradenames and other intellectual property, except where failure to do so could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.
ARTICLE VI

NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each Borrower, severally and not jointly, covenants and agrees with the Lenders that:
Section 6.01. Fundamental Changes. No Borrower will merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, whether now owned or hereafter acquired (any of the foregoing transactions described in this Section 6.02 herein referred to as a "Fundamental Transaction"), except that if at the time of such Fundamental Transaction and after giving effect thereto no Default or Acceleration Event shall have occurred and be continuing, such Borrower may enter into a Fundamental Transaction where (i) a Borrower or the Guarantor is the surviving entity (or the acquiring Person) or (ii) if a Borrower or the Guarantor, respectively, is not the surviving entity (or the acquiring Person), then the surviving entity (or the acquiring Person) is an
(x)        Affiliate of the Guarantor or a Borrower,
(y) provides a written assumption of the obligations of such Borrower hereunder, together with such proof of corporate, partnership, limited liability company or other required action, opinions of counsel and other documents as are consistent with those delivered by such Borrower pursuant to Section 4.01 on the Closing Date or as the Agent may reasonably request and
(z) if the surviving entity (or acquiring Person) is not an entity organized under the laws of the United States or any state thereof, such entity shall enter into such amendments of this Agreement satisfactory to the Agent and the Lenders and as is necessary or advisable to incorporate such provisions (including, without limitation, those provisions relating to taxes, enforcement of judgments and jurisdictional immunity) as are customarily included in loan documents with borrowers organized outside of the United States, and upon the consummation of any such Fundamental Transaction, the surviving or acquiring Person (if not a Borrower or the Guarantor) shall succeed to, and be substituted for, and may exercise every right and power of, such Borrower under or in respect of this Agreement as if such successor Person had been named herein and therein as such Borrower.
Section 6.02.        Other Indebtedness of the Borrowers. No
Borrower will create, incur, assume or permit to exist any Indebtedness of any type whatsoever owed to any bank or other financial institution, other than its Affiliates, except:
(a) Indebtedness to the Lenders incurred pursuant to this Agreement and the other Loan Documents; and
(b) Indebtedness of a Borrower that is secured by a mortgage on real estate owned or leased by such Borrower.
Section 6.03.        Modifications of Certain Documents. Such
Borrower will not consent to any modification, supplement or waiver of any of the provisions of its articles of incorporation, by-laws, partnership agreement, declaration of trust, limited liability company operating agreement or other constitutive document, if such modification, supplement or waiver could reasonably be expected to have a Material Adverse Effect.
ARTICLE VII

EVENTS OF DEFAULT AND ACCELERATION EVENTS
Section 7.01.        Events of Default.  If any of the following events
("Events of Default") shall occur:
(a) a Borrower shall fail to pay any principal of any Loan made to it, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or
(b) a Borrower shall fail to pay any interest on any Loan made to it or any fee or other amount (other than an amount referred to in paragraph (a)) payable by it hereunder when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more days; or
(c) any representation or warranty made or deemed made by or on behalf of a Borrower or the Guarantor in or in connection with this Agreement or the FMR Guaranty, as applicable, or any amendment or modification thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof, shall prove to have been incorrect in any material respect when made or deemed made; or
(d) a Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03 (with respect to such Borrower's existence), or in Article VI hereof or the Guarantor shall fail to observe or perform any covenant, condition or agreement contained in Section 13(c) of the FMR Guaranty (with respect to the Guarantor's existence), or in Section 13(j) of the FMR Guaranty, or in Section 14 of the FMR Guaranty; or
(e) a Borrower or the Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or the Guaranty, as the case may be, (other than those specified in paragraph (a), (b), (c) or (d) above) and such failure shall continue unremedied for a period of 45 or more calendar days after notice thereof from the Agent (given at the request of any Lender) to such Borrower or the Guarantor; or
(f)        a Borrower, the Guarantor or any of its
Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material
Indebtedness, when and as the same shall become due and payable and as a consequence of such non-payment, the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf are able to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (whether or not such actions are taken); or
(g) any event or condition occurs that results in any Material Indebtedness of a Borrower, the Guarantor or any of its Restricted Subsidiaries becoming due prior to its scheduled maturity or that enables or permits (without the lapse of time or the taking of any action, other than the giving of notice) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (whether or not such actions are taken); provided that this paragraph (g) shall not apply to secured Indebtedness of a Borrower, the Guarantor or its Restricted Subsidiaries that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or
(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Borrower, the Guarantor or any of its Significant Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Borrower, the Guarantor or any of its Significant Subsidiaries, or for a substantial part of the assets of any of them, and, in any such case, such proceeding or petition shall continue undismissed for a period of 90 or more days or an order or decree approving or ordering any of the foregoing shall be entered; or
(i) such Borrower, the Guarantor or any of its Significant Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Borrower, the Guarantor or any of its Significant Subsidiaries or for a
substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or
(j) such Borrower, the Guarantor or any of its Significant Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or
(k) one or more judgments for the payment of money (i) in an aggregate amount in excess of 25% of the total assets of any Borrower shall be rendered against such Borrower, or (ii) in an aggregate amount in excess of $100,000,000 shall be rendered against the Guarantor or any of its Significant Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Borrower, the Guarantor, or any of its Significant Subsidiaries to enforce any such judgment; or
(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Guarantor and its Subsidiaries in an aggregate amount exceeding $100,000,000 and such ERISA Event shall continue unremedied for a period of 60 or more
Business Days after notice thereof from the Agent (given at the request of any Lender) to the Guarantor; or
(m) the FMR Guaranty shall for any reason cease to be in full force and effect or shall become or be adjudged by a competent court to be invalid or unenforceable in any respect against the Guarantor;
then, and (i) in case of any event with respect to the Guarantor (other than an event described in paragraph (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (A) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (B) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; (ii) in case of any event with respect to a Borrower (other than an event described in paragraph (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to such Borrower, take either or both of the following actions, at the same or different times: (A) terminate the Commitments to make Loans to such Borrower, and thereupon the Commitments to make Loans to such Borrower shall terminate immediately, and (B) declare the Loans then outstanding to such Borrower to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payment), and thereupon the principal of such Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of such Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower; (iii) in case of any event with respect to the Guarantor described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and (iv) in case of any event with respect to a Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments to make Loans to such Borrower shall automatically terminate and the principal of the Loans then outstanding to such Borrower, together with accrued interest thereon and all fees and other obligations of such Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower.
Section 7.02. Acceleration Events. If a Change in Control shall occur then, and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
ARTICLE VIII

THE ADMINISTRATIVE AGENT
Section 8.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by or on behalf of any Borrower or the Guarantor pursuant to the terms of this Agreement. Fleet Securities, Inc., as Arranger, in its capacity as such, shall have no duties, responsibilities or liabilities whatsoever under this Agreement.
Section 8.02. Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent (i) may consult with legal counsel (including counsel for the Borrower, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any of them for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the FMR Guaranty on the part of the Borrowers or the Guarantor or to inspect the property (including the books and records) of the Borrowers, the Guarantor, or any of its Subsidiaries; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any instrument or document furnished pursuant hereto; (v) shall be deemed not to have knowledge of any Default or Acceleration Event unless and until written notice thereof is given to it by a Borrower or the Guarantor or a Lender; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy) believed by it to be genuine and signed or sent by the proper party or parties.
Section 8.03. Fleet and Affiliates. With respect to its respective Commitments and the Loans made by it, Fleet shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Fleet in its individual capacity. Fleet and its Affiliates may accept deposits from, lend money to, act as trustee under indentures for, accept investment banking engagements from and generally engage in any kind of business with, the Borrowers, the Guarantors and its Subsidiaries, any of their respective Affiliates and any Person who may do business with or own securities of the Borrowers, the Guarantor or any such Subsidiary or Affiliate, all as if Fleet were not Agent and without any duty to account therefor to the Lenders.
Section 8.04.        Lender Credit Decision.  Each Lender
acknowledges that it has, independently and without reliance upon the Agent or the Arranger or any other Lender and based on the financial statements referred to in Section 3.04 hereof and in Section 12(e) of the FMR Guaranty and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
Section 8.05.        Indemnification.  The Lenders agree to
indemnify the Agent (to the extent not promptly reimbursed by the Borrowers), ratably according to the principal amounts of the Loans made by each Lender (or if no Loans are at the time outstanding, ratably according to the amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against it in any way relating to or arising out of this Agreement or any action taken or omitted by it; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs and expenses payable by the Borrowers under Section
9.03 of this Agreement, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrowers.
Section 8.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed at any time with or without cause by the Required
Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000; provided that if no such successor is willing and able to function as Agent hereunder, such resignation or removal shall nonetheless become effective and (a) the resigning or removed Agent shall be discharged from its duties and obligations hereunder and (b) the Required Lenders shall perform the duties of the Agent (and all payments and communications provided to be made by, to or through the Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this Section 8.06. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
ARTICLE IX

MISCELLANEOUS
Section 9.01.        Notices, Etc.
(a)        All notices, consents and other communications
provided for hereunder shall be in writing (including telecopy communication) and mailed, telecopied or delivered:
(i)        if to any or all of the Borrowers and the
Guarantor, to it/them at 82 Devonshire Street, Boston,
Massachusetts 02109-3614, Attention: Office of the
Treasurer (Telecopy No. (617) 476-0569; Telephone No.
(617) 563-6467), with a copy to: Deputy General
Counsel, 82 Devonshire Street F7B, Boston,
Massachusetts 02109-3614 (Telecopy No. (617) 692-
4560; Telephone No. (617) 563-7106);
(ii)        if to any Lender, at the address for
notices specified in the Administrative Questionnaire of
such Lender or as otherwise specified in writing to the
Agent; and
(iii)        if to the Agent, at its address at 100
Federal Street, Mailstop MA DE 10010H, Boston,
Massachusetts 02110, Attention:  Robert W. McClelland,
Director (Telecopy No. (617) 434-1096),
or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or transmitted by facsimile transmission, respectively, except that notices and communications to the Agent pursuant to Article II, IV, VII or VIII shall not be effective until received by the
Agent.
(b)        Any notice, consent or other communication
hereunder by the Agent or any Lender(s) to any Borrower(s) and the
Guarantor shall, without more, be deemed given to all of the Borrowers and the Guarantor.  Any notice, consent or other communication hereunder by any Borrower(s) or the Guarantor to the Agent or any Lender(s) shall, without more, be deemed given by, and shall be binding upon, all of the Borrowers and the Guarantor.
Section 9.02.        Waivers; Amendments.
(a)        No Deemed Waivers; Remedies Cumulative.  No
failure or delay by the Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a
Loan shall not be construed as a waiver of any Default or Acceleration
Event, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default or Acceleration Event at the time.
(b)        Amendments.  Neither this Agreement nor any
provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Agent with the consent of the Required Lenders; provided that no such agreement shall
(i)        increase the Commitment of any Lender
without the consent of such Lender,
(ii)        reduce the principal amount of any
Loan or reduce the rate of interest thereon, or reduce any
fees payable hereunder, without the consent of each
Lender affected thereby,
(iii)        postpone the scheduled date of payment
of the principal amount of any Loan, or any interest
thereon, or any fees payable hereunder, or reduce the
amount of, waive or excuse any such payment, or
postpone the scheduled date of expiration of any
Commitment, without the consent of each Lender affected
thereby,
(iv)        change Section 2.12 without the consent
of each Lender affected thereby, or
(v)        change any of the provisions of this
Section 9.02 or the percentage in the definition of the term
"Required Lenders" or any other provision hereof
specifying the number or percentage of Lenders required
to waive, amend or modify any rights hereunder or make
any determination or grant any consent hereunder,
without the consent of each Lender.
and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent.
Section 9.03.        Expenses; Indemnity; Damage Waiver.
(a)        Costs and Expenses.  Each Borrower, severally
and not jointly, agrees to pay on demand shall pay (i) its allocated share, as determined on in accordance with Section 9.03(d), of all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the initial syndication of the credit facilities provided for herein, the preparation, negotiation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) its allocated share, as determined on in accordance with Section 9.03(d), of all out-of-pocket expenses incurred by the Agent or any Lender, including the fees, charges and disbursements of any counsel for the Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.
(b)        Indemnification by the Borrowers.  Each
Borrower agrees, severally and not jointly, to indemnify the Agent and each Lender, and each Related Party of any of the foregoing Persons (each such
Person being called an "Indemnitee"), to the extent of its allocated share, as determined in accordance with Section 9.03(d), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby or (ii) any Loan or the use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.
(c)        Waiver of Consequential Damages, Etc.  To the
extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party (or any
Related Party to such party), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
(d)        Payments.  All amounts due under this Section
9.03 shall be payable promptly after written demand therefor. All amounts due under this Section 9.03 that are attributable severally to a specific Borrower or Borrowers (as a result of such payment obligation arising out of Borrowings by such Borrower or Borrowers) shall be paid by such
Borrower or Borrowers.  All other amounts payable under this Section shall be several obligations of the Borrowers, allocated on a Pro Rata Basis or as otherwise determined among the Borrowers and notified to the Agent by the Borrowers on or before the payment due date.
Section 9.04.        Assignments and Participations.
(a)        Assignments Generally.  The provisions of this
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the
Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)        Assignments by Lenders.  Any Lender may
assign to one or more Eligible Assignees, and subject to the provisions of
Section 9.04(e) may sell participations in, all or a portion of its rights and obligations under this Agreement to one or more Eligible Assignees
(including all or a portion of its Commitment and the Loans at the time held by it); provided that
(i)        the Borrowers and the Agent must give
their prior written consent to such assignment and
participation (which consent shall not be unreasonably
withheld),
(ii)        in the case of an assignment, except in
the case of an assignment to a Lender or an Affiliate of a
Lender or an assignment of the entire remaining amount
of the assigning Lender's Commitment, the amount of the
Commitment of the assigning Lender subject to each such
assignment (determined as of the date the Assignment and
Acceptance with respect to such assignment is delivered
to the Agent) shall be equal to $5,000,000 or a multiple of
$1,000,000 in excess thereof, unless the Borrowers and
the Agent otherwise consent,
(iii)        in the case of an assignment, each
partial assignment shall be made as an assignment of a
proportionate part of all the assigning Lender's rights and
obligations under this Agreement,
(iv)        in the case of an assignment, the parties
to each assignment shall execute and deliver to the Agent
an Assignment and Acceptance, together with a
processing and recordation fee of $3,500, and
(v)        in the case of an assignment, the
assignee, if it shall not be a Lender, shall deliver to the
Agent an Administrative Questionnaire;
provided further that any consent of the Borrowers otherwise required under this paragraph (b) shall not be required if an Event of Default under paragraph (a), (b), (h), (i), or (m) of Section 7.01 has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d)
below, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have
(in addition to any such rights and obligations theretofore held by it) the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this
Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11 and 9.03).  Any assignment by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations.
(c)        Maintenance of Register by the Agent.  The
Agent, acting for this purpose as an agent of the Borrowers, shall maintain at its address referred to in Section 9.01 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans held by, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection and copying by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Agent agrees to provide the Borrowers with an official copy of the Register at such times and in such format as the Borrowers may reasonably request.
(d)        Effectiveness of Assignments.  Upon its receipt
of a duly completed Assignment and Acceptance executed by an assigning
Lender and an assignee, the assignee's completed Administrative
Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and any written consent to such assignment required by paragraph (b) above, the
Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (d).
(e)        Participations.  As provided in Section 9.04(b),
any Lender may sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the
Loans held by it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this
Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the
Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) below, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph
(b) above.
(f)        Limitations on Rights of Participants.  In no
event shall the rights of a Participant in respect of a participation acquired by it under paragraph (e) above result in an increase in the total amount payable by a Borrower under Section 2.11 in excess of the amount such
Borrower would have been required to pay had such participation not been sold to such Participant.
(g)        Certain Pledges.  Any Lender may at any time
pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a
Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
(h)        No Assignments to the Borrowers or Affiliates.
Anything in this Section 9.04 to the contrary notwithstanding, no Lender may assign or sell any participations in any interest in any Loan held by it hereunder to a Borrower, the Guarantor or any of their respective Affiliates without the prior consent of each Lender.
Section 9.05.        Survival.  All covenants, agreements,
representations and warranties made by a Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this
Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the
Agent or any Lender may have had notice or knowledge of any Default or Acceleration Event or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan made to such Borrower, or any fee or any other amount payable by such Borrower under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated, unless such Borrower has withdrawn from this Agreement pursuant to Section 2.07(d) hereof.  The provisions of
Sections 2.09, 2.11 (to the extent provided therein), 9.03 and 9.11 and
Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the withdrawal of any Borrower pursuant to Section 2.07(d) hereof or the termination of this Agreement or any provision hereof.
Section 9.06.        Counterparts; Integration; Effectiveness.  This
Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.07.        Severability.  Any provision of this Agreement
held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08.        Right of Setoff.  If an Event of Default or
Acceleration Event shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any banking Affiliate thereof to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such
Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this
Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 9.09.        Governing Law; Jurisdiction; Etc.
(a)        Governing Law.  This Agreement shall be
construed in accordance with and governed by the law of The
Commonwealth of Massachusetts.
(b)        Submission to Jurisdiction.  Each party to this
Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of all federal and state courts located in The Commonwealth of Massachusetts, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in The Commonwealth of Massachusetts or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against a Borrower or its properties in the courts of any jurisdiction.
(c)        Waiver of Venue.  Each party to this Agreement
hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)        Service of Process.   Each party to this
Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10.        WAIVER OF JURY TRIAL.  EACH PARTY
HERETO HEREBY WAIVES, TO THE FULLEST EXTENT
PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO
A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR
INDIRECTLY ARISING OUT OF OR RELATING TO THIS
AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY
(WHETHER BASED ON CONTRACT, TORT OR ANY OTHER
THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO
REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER
PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT
SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF
LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND
(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES
HERETO HAVE BEEN INDUCED TO ENTER INTO THIS
AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL
WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
Section 9.11.        Confidentiality.  Each of the Agent and the
Lenders acknowledges, understands and agrees that the Information
(defined below) is confidential and proprietary, and is of great value and importance to the success of the Borrowers', the Guarantor's and their respective Related Parties' business. Any Person required to maintain the confidentiality of Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Agent and the Lenders shall not disclose and shall cause each of its Related Parties not to disclose, without the prior written approval of a Responsible Officer of the Borrower or the Guarantor, as appropriate, directly or indirectly, the Information to any Person or business entity, except that the Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisers that have a need to know that Information either in connection with the performance of their duties with respect to the Transactions and this Agreement or in connection with the administration of such Lender's loan portfolio generally (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),
(b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, provided that such Information shall remain subject to the limitations set forth in this Section 9.11, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrowers or the Guarantor or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section
9.11 or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrowers or the Guarantor.
For the purposes of this Section 9.11, "Information" means all technical, trade secret or business information, including financial information, business or marketing strategies or plans, product development or customer information of any Borrower or Guarantor, that is received from a Borrower or the Guarantor relating to such Borrower or Guarantor or its business or any Related Party of such Borrower or Guarantor and its business, other than any such information that is publicly available to the Agent or any Lender prior to disclosure by such Borrower or Guarantor.
Each of the Agent and the Lenders acknowledges and understands that upon the disclosure of the Information of any Borrower or Guarantor in any manner inconsistent with this Agreement, such Borrower or Guarantor, as the case may be, shall have a right to: (a) equitable and injunctive relief to prevent such use or disclosure; and (b) subject to Section 9.03(c), recover the amount of all damage (including attorneys' fees and expenses) to such Borrower or Guarantor in connection with such use and disclosure.
Section 9.12.        Representations by Agent and the Lenders. The
Agent and each of the Lenders hereby represents and warrants that it in good faith is not relying upon any Margin Stock as direct or indirect collateral in entering into this Agreement, its Commitment or the making of the Loans hereunder.
Section 9.13.        Judgment.
This is an international loan transaction in which the specification of Dollars or Sterling, as the case may be (the "Specified Currency"), and payment in Boston or other city specified by the Agent for the payment of Sterling, as the case may be (the "Specified Place"), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrowers under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the "Second Currency"), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Agent could purchase the Specified Currency with the Second Currency on the Business
Day next preceding the day on which such judgment is rendered. The obligation of a Borrower in respect of any such sum due from it to the Agent or any Lender hereunder (for purposes of this Section 9.13, an "Entitled Person") shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the amount of the Specified Currency due hereunder with the amount of the Second Currency so adjudged to be due; and such Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchase and transferred.
Section 9.14.        Obligations of Geode Series and Geode
Investors. The parties hereto expressly agree that (i) the obligations of any Series hereunder are obligations of such Series only and shall not be binding on any other Series or on any assets or property of Geode Investors other than the separate assets and property constituting such Series, and (ii) the obligations of Geode Investors hereunder are the obligations only of the separate assets and property of Geode Investors not constituting a Series and shall not be binding on any Series.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS


FIDELITY INVESTORS LIMITED PARTNERSHIP
        By: Fidelity Investors Management, LLC, its general partner

        By: /s/ DONALD S. HEATON
                Name: Donald S. Heaton
                Title:    Chief Financial Officer,
                          Vice President and Treasurer

        By: /s/ JOHN J. REMONDI
                Name:  John J. Remondi
                Title:    Chief Executive Officer and President

FIDELITY INVESTORS II LIMITED PARTNERSHIP
        By: Fidelity Investors Management, LLC, its general partner

        By: /s/ DONALD S. HEATON
                Name: Donald S. Heaton
                Title:    Chief Financial Officer, Vice President
                          and Treasurer

        By: /s/ JOHN J. REMONDI
                Name:  John J. Remondi
                Title:    Chief Executive Officer and President

FIDELITY INVESTORS III LIMITED PARTNERSHIP

        By: Fidelity Investors Management, LLC, its general partner

        By: /s/ DONALD S. HEATON
                Name: Donald S. Heaton
                Title:    Chief Financial Officer, Vice President
                          and Treasurer

        By: /s/ JOHN J. REMONDI
                Name:  John J. Remondi
                Title:    Chief Executive Officer and President

FIDELITY INVESTORS IV LIMITED PARTNERSHIP

        By: Fidelity Investors Management, LLC, its general partner

        By: /s/ DONALD S. HEATON
                Name: Donald S. Heaton
                Title:    Chief Financial Officer, Vice President
                          and Treasurer

        By: /s/ JOHN J. REMONDI
                Name:  John J. Remondi
                Title:    Chief Executive Officer and President

FIDELITY SEAPORT LIMITED PARTNERSHIP

        By: Fidelity Investors Management, LLC, its general partner

        By: /s/ DONALD S. HEATON
                Name: Donald S. Heaton
                Title:    Chief Financial Officer, Vice President
                          and Treasurer

        By: /s/ JOHN J. REMONDI
                Name:  John J. Remondi
                Title:    Chief Executive Officer and President

GEODE CAPITAL MANAGEMENT, LLC

        By: /s/ GEORGE A. CARRICK
                Name:  George A. Carrick
                Title:    Treasurer



GEODE INVESTORS LLC

        By: Geode Capital Management, LLC, as the managing member
                of Geode Investors LLC

        By: /s/ GEORGE A. CARRICK
                Name:  George A. Carrick
                Title:    Treasurer



LS1, a series of limited liability company interests of Geode
        Investors LLC, a Delaware series limited liability company

        By: Geode Capital Management, LLC, as the managing member
                of Geode Investors LLC

        By: /s/ GEORGE A. CARRICK
                Name:  George A. Carrick
                Title:    Treasurer


LS2, a series of limited liability company interests of Geode
        Investors LLC, a Delaware series limited liability company

        By: Geode Capital Management, LLC, as the managing member
                of Geode Investors LLC

        By: /s/ GEORGE A. CARRICK
                Name:  George A. Carrick
                Title:    Treasurer


LS3, a series of limited liability company interests of Geode
        Investors LLC, a Delaware series limited liability company

        By: Geode Capital Management, LLC, as the managing member
                of Geode Investors LLC

        By: /s/ GEORGE A. CARRICK
                Name:  George A. Carrick
                Title:    Treasurer



LS4, a series of limited liability company interests of Geode
        Investors LLC, a Delaware series limited liability company

        By: Geode Capital Management, LLC, as the managing member
                of Geode Investors LLC

        By: /s/ GEORGE A. CARRICK
                Name:  George A. Carrick
        Title:    Treasurer



GARNET, a series of limited liability company interests of Geode Investors LLC, a Delaware series limited liability company

        By: Geode Capital Management, LLC, as the managing member
                of Geode Investors LLC
        By: /s/ GEORGE A. CARRICK
                Name:  George A. Carrick
                Title:    Treasurer



JADE, a series of limited liability company interests of Geode Investors LLC, a Delaware series limited liability company

        By: Geode Capital Management, LLC, as the managing member
                of Geode Investors LLC

        By: /s/ GEORGE A. CARRICK
                Name:  George A. Carrick
                Title:    Treasurer


JASPER, a series of limited liability company interests of Geode Investors LLC, a Delaware series limited liability company

        By: Geode Capital Management, LLC, as the managing member
                of Geode Investors LLC

        By: /s/ GEORGE A. CARRICK
                Name:  George A. Carrick
                Title:    Treasurer



GC2, a series of limited liability company interests of Geode
        Investors LLC, a Delaware series limited liability company

        By: Geode Capital Management, LLC, as the managing member
                of Geode Investors LLC

        By: /s/ GEORGE A. CARRICK
                Name:  George A. Carrick
                Title:    Treasurer



GC3, a series of limited liability company interests of Geode
        Investors LLC, a Delaware series limited liability company

        By: Geode Capital Management, LLC, as the managing member
                of Geode Investors LLC

        By: /s/ GEORGE A. CARRICK
                Name:  George A. Carrick
                Title:    Treasurer







ADMINISTRATIVE AGENT

FLEET NATIONAL BANK
        By: /s/ ROBERT W. MCCLELLAND
                Name:  Robert W. McClelland
                Title:    Director




INITIAL LENDERS

FLEET NATIONAL BANK

        By: /s/ ROBERT W. MCCLELLAND
                Name:  Robert W. McClelland
                Title:    Director




BANK ONE, NA (Main Office Chicago)
        By: /s/ ROSS GALITSKY
               Name:  Ross Galitsky
               Title:    Assistant Vice President




DEUTSCHE BANK AG, New York and/or Cayman Islands Branches

        By: /s/ GAYMA Z. SHIVNARAIN
               Name:  Gayma Z. Shivnarain
               Title:    Director

        By: /s/ KATHLEEN BOWERS
               Name:  Kathleen Bowers
               Title:    Director





JP MORGAN CHASE

        By: /s/ MARYBETH MULLEN
               Name:  Marybeth Mullen
               Title:    Vice President




TORONTO DOMINION (TEXAS), INC.

        By: /s/ CAROL BRANDT
               Name:  Carol Brandt
               Title:    Vice President